     As filed with the Securities and Exchange Commission on May 17, 2000
                                                      Registration No. 333-32934



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT No. 1
                                      to
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                                 LIFEF/X, INC.
            (Exact Name of Registrant as Specified in its Charter)

            Nevada                                7370                     84-1385529
(State or Other Jurisdiction of        (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)         Classification Code Number)    Identification Number)

                                            Lucille S. Salhany
                                     153 Needham Street, Building One
                                       Newton, Massachusetts  02464
                                          Tel: (617) 964-4200

                                          Fax: (617) 964-4233
 (Name, Address, Telephone Number and Facsimile Number of Agent For Service of
                                    Process)

                        Copies of all communications to:

                     DAVID C. FISCHER, ESQ.                                 ANDREW H. SEIDEN, ESQ.
                        Loeb & Loeb LLP                                        Loeb & Loeb LLP
                        345 Park Avenue                            10100 Santa Monica Boulevard, Suite 2100
                 New York, New York 10154-0037                          Los Angeles, California  90067

                      Tel: (212) 407-4000                                    Tel: (310) 282-2000

                      Fax: (212) 407-4990                                    Fax: (310) 282-2192



Approximate Date of Proposed Sale to the Public:  As soon as  possible after the
                   Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


We amend this Registration Statement on any date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this Registration Statement will become effective as provided in
Section 8(a) of the Securities Act or until this Registration Statement becomes effective on a date the Securities and Exchange Commission, acting under Section 8(a), may determine.

                 PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION


                                  MAY __, 2000

                               17,510,053 Shares

                                 LIFEF/X, INC.
                                  Common Stock

The Offering:                                                   Trading Market:
                                                                     Our Common Stock is quoted on the OTC Bulletin Board under
17,510,053 shares of our Common Stock are being offered by           the symbol "LEFX"
 selling stockholders identified on pages 39 through 45.

                          This investment involves risk.  See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.
----------------------------------------------------------------------------------------------------------------------------
                                      The date of this Prospectus is May __, 2000

                                 -------------
                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.........................................................   1
Risk Factors...............................................................   4
Forward-looking Statements.................................................   8
Market Price for the Common Stock..........................................  10
Dividend Policy............................................................  10
Capitalization.............................................................  11
Management's Discussion and Analysis or Plan of Operation..................  12
Business...................................................................  18
Management.................................................................  24
Security Ownership of Certain Beneficial Owners and Management.............  31
Certain Relationships and Related Transactions.............................  33
Description of Securities..................................................  36
Plan of Distribution.......................................................  38
Selling Securityholders....................................................  39
Shares Eligible for Future Sale............................................  46
Legal Matters..............................................................  46
Experts....................................................................  46
Changes in Registrant's Certifying Accountants.............................  46
Additional Information.....................................................  47
Index to Consolidated Financial Statements ................................ F-1

                               PROSPECTUS SUMMARY


  You should read this entire prospectus and our Consolidated Financial Statements and related notes carefully. Unless the context requires otherwise, "we," "us," "our" and similar terms, as well as references to "LifeF/X,", refer to Lifef/x, Inc. and Lifef/x, Inc.'s subsidiary, Lifef/x Networks,
Inc.

 .  Our Company

  Our LifeF/X technology enables computers to animate digital human faces
extremely realistically.   If we successfully develop applications of our
LifeF/X technology, personal computers will be able to produce photo-realistic 3D digital animated human faces from ordinary photographs and transmit real-time animations over the Internet using dial-up modem connections as slow as
28.8 kbps.

  Our products are in the research and development phase. We have not yet released any of these products, and we have no revenue to date, other than revenue related to discontinued operations we have sold.



  We believe we can provide software that can be used with all of the major personal computer operating systems and will provide computer users with a means of differentiated, personalized communications.

  Our primary focus is to commercialize the LifeF/X technology for Internet applications, including:

 .  electronic commerce

 .  e-mail, chatrooms


 .  distance learning


 .  bill presentment

 .  electronic direct mail

 .  training

 .  product support

 .  human resources

 .  supply chain software and

 .  PC gaming.

  The LifeF/X technology enables the creation of interactive virtual humans as:

 .  individual sales help

 .  guides

 .  corporate spokespersons

 .  teachers

 .  entertainers

 .  game characters

 .  personal  digital human characters, and

 .  advertising personalities



  In addition to our core business, we intend to explore other applications for our technology, including applications in the entertainment industry.

 .  Secondary Offering

  All of the common stock in this offering is being sold by stockholders; we will receive none of the proceeds of this offering .

 .  Corporate Information

  We were incorporated as Fin Sports U.S.A., Inc. (Fin Sports), in Nevada, on June 18, 1987. We changed our name to Lifef/x, Inc. one day following completion of a merger with Pacific Title/Mirage, Inc. (Pac Title/Mirage) on December 14, 1999. Our corporate offices are located at 153 Needham Street, Building One, Newton, Massachusetts 02464. Our telephone number at that location is (617) 964-4200 and our facsimile number is (617) 964-4233. The URL for our web site is http://www.lifefx.com.

                         Summary Financial Information
                (In Thousands, except Share and Per Share Data)

  The following table provides summary financial data for LifeF/X that is derived from our financial statements. Because for accounting purposes Pac Title/Mirage was considered to have acquired Fin Sports' subsidiary, the financial statements presented below and elsewhere in this prospectus are those of Pac Title/Mirage, not Fin Sports. The financial information below should be read in connection with "Management's Discussion and Analysis or Plan of Operation" and the Consolidated Financial Statements and related notes and other financial information included in other portions of this prospectus.

  The weighted average shares do not include any common stock equivalents because such inclusion would be anti-dilutive. See the Consolidated Financial Statements and related notes elsewhere in this prospectus for the determination of shares used in computing basic and diluted net loss per share. Information for 1997 includes only the period from the inception of Pac Title/Mirage on June 1, 1997 through December 31, 1997.


                                                  Years Ended December 31,           Three  Months Ended March 31,
                                                 ------------------------------      -----------------------------
                                                 1997        1998        1999           1999              2000
                                                -------   ---------    --------      ---------         ----------
Statement of Operations Data:                                                                 (Unaudited)

Revenue..................................    $     --    $     --    $       --        $     --      $        --
Loss from continuing operations..........    $   (658)   $ (1,444)   $  (14,065)       $   (373)     $    (1,726)
Loss on discontinued operation...........    $   (370)   $ (4,061)   $  (18,552)       $(20,552)     $        --
Net loss.................................    $ (1,028)   $ (5,505)   $  (32,617)       $(20,925)     $    (1,726)

Net loss per common share  on
a basic and diluted basis:
  Continuing operations..................    $  (1.88)   $  (4.12)   $   (11.08)       $  (1.07)     $      (.09)
  Discontinued operation.................    $  (1.06)   $ (11.60)   $   (14.61)       $ (58.70)     $        --
                                             --------    --------    ----------        --------      -----------
                                             $  (2.94)   $ (15.72)   $   (25.69)       $ (59.77)     $      (.09)
                                             ========    ========    ==========        ========      ===========
Weighted  average
common shares outstanding................     350,107     350,107     1,269,824         350,107       19,000,127
                                             ========    ========    ==========        ========      ===========


                                                             As of December 31,
                                                  ---------------------------------------             As of March 31,
                                                    1997           1998           1999                     2000
                                                  ----------     ----------    ----------            ---------------
                                                                                                       (Unaudited)
Balance Sheet Data
Working capital (deficiency)..................    $  110         $(4,571)        $ 6,559                 $13,981
Total assets..................................    $7,686         $ 8,144         $21,473                 $16,156
Total liabilities.............................    $  713         $ 6,671         $10,820                 $ 1,920
Shareholders' equity..........................    $6,972         $ 1,473         $10,653                 $14,235

                                  RISK FACTORS

  You should carefully consider the risks described below before making an investment in LifeF/X. The risks and uncertainties described below are not the only ones facing LifeF/X, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have no completed products and may be unable to complete a commercially viable product.

  All products we intend to introduce are currently in planning or research and development . It may be more difficult or complicated to complete these products than we now believe, so we may encounter delays or greater costs than we expect or find that we cannot make any product at a commercially viable price. Early stage ventures like LifeF/X have a high failure rate.

Before we can release any product, we must develop or acquire text-to-speech software and integrate that software with our LifeF/X technology. Our failure to successfully integrate text-to-speech technology would cause our product offerings to fail.

  We must develop or acquire text-to-speech software to complete our first product offerings, and may be unable to do so economically. Our technical personnel have little experience with text-to-speech technology.


No market exists or may develop for our planned products and services.

  In the absence of a market for digital photo-realistic animation products and services, our business will fail. We have only limited means to determine the interest our products will generate. We expect this uncertainty to continue at least to the second half of 2001, when we first expect to receive revenue from our proposed products.

Our business will fail unless we establish market recognition quickly.

  We believe it is imperative to our long term success that we obtain significant Internet market share for our products and services, before other competitors enter the Internet communication and entertainment media market. We have very limited experience conducting marketing campaigns for technology services, and we may fail to generate significant interest. We must make substantial expenditures on product development, strategic relationships and marketing initiatives in an effort to establish our brand awareness. We cannot be certain that we will have sufficient resources to build our brand and realize commercial acceptance of our products and services.

Substantial competition may prevent us from establishing market recognition.

  The market for  computer-generated characters is new, and we expect it to be
competitive.   A computer-generated character is a graphic image that is
displayed on a monitor and animated by software instructions. The principal competitive products in the computer-generated character market that we know of include Microsoft V-Chat 2.0, Microsoft Agent, Haptek, Famous Tech, Blaxxun, Worlds Ultimate 3D Chat, Animatek International, Sven Technologies, Oz Ineractive, Simberon Avatars, NetSage, Boston Dynamics, Extempo, Virtual Human, Virtual Personalities, Virtual Celebrities, Radical Mail and Avatarme. Microsoft has substantially more financial, technical, marketing, distribution and other resources, greater name recognition, stronger market presence and longer operating histories than we do, which might result in greater market acceptance of their products than ours . Additionally, Internet portals and other Internet gatekeepers that control access to transactions could promote our competitors or charge us substantial fees, reducing our revenue and increasing our costs.

Release of inferior products by competitors could taint the market, creating barriers to acceptance of our products, and causing us to fail.

  Our existing or potential competitors could reduce our market opportunity by establishing a first-mover advantage, even if achieved with inferior products. This could result in loss of market share, confusion in the marketplace, or, if the early products fail to meet market expectations, such products could temporarily or permanently dampen user enthusiasm for our product offerings. This could result in permanent inability for LifeF/X to successfully launch its products and require substantial expenditures of funds to differentiate LifeF/X from competitors.

Failure of a number of established Internet and consumer product companies to adopt our technology standard would significantly curtail our growth.

  We must pursue strategic partnerships with complementary businesses to gain market acceptance for our technology. At present, we have no commitments or agreements with any strategic partner.

  As described below under "Business: Marketing and Distribution", we intend to distribute free characters and software to gain consumer acceptance of our products. Speedy distribution of the free products may require the cooperation of web portals and e-mail providers.

  In addition, our business plan contemplates our receiving substantial revenue from corporate users and strategic partners.

We will need substantial additional funding in approximately 12 months.

  We only have sufficient capital to fund operations through early 2001. We cannot be certain of the amount of additional capital we will need.

  Our future capital needs depend on many factors, including:

 .  the success and timing of our development efforts

 .  market acceptance of our LifeF/X technology

 .  the level of promotion and advertising required to launch our services

 .  changes in technology and

 .  unanticipated competition.

We cannot be certain that additional funds will be available when needed on satisfactory terms, if at all.

Our business requires extremely technically qualified personnel. Our failure to hire or retain key personnel would cause us to fail.

  Development of the LifeF/X technology is highly technical and we depend on key technical personnel, who combine specialized technical knowledge of photo-realistic 3D digital human animation with broad knowledge of the Internet.

  Competition for qualified technical personnel is intense. Even though we have been able to acquire the necessary resources to date, we cannot assure that we can successfully locate, hire, assimilate and retain qualified key management personnel needed for our business to be successful.

  There are four key technical employees, the loss of any of whom would be a setback to our product development schedule, although not necessarily fatal to our long-term development efforts. Each of these key technical employees is under contract to LifeF/X and incentivized with stock options.

If we are initially successful, we may have difficulty managing our growth.

  Our reputation and our ability to attract, retain and serve our customers will depend upon the reliable performance of both our planned Web site and our infrastructure and systems. If we experience extensive interest in our products and services, we may fail to meet the expectations of customers due to the strains their demand will place on our infrastructure and systems. We have only a limited basis upon which to evaluate the capability of our systems.


We do not own all of the LifeF/X technology.


  We license a portion of the LifeF/X technology from Auckland UniServices Limited (UniServices). Termination of our development relationship with UniServices, which could occur if we fail to make development fee payments, could substantially delay our introduction or distribution of our products.

Personal relationships of key personnel are important to LifeF/X's business and prospects.

  Dr. Ian Hunter is a director of, and technical consultant to, LifeF/X. Dr. Hunter's brother, Peter Hunter, is one of the UniServices technical personnel driving development of the technology LifeF/X licenses from UniServices. Peter Hunter, as the leader of the UniServices scientific development team supporting LifeF/X technology development, is also LifeF/X's key interface at UniServices. Our relationship with UniServices is critical to our business and prospects. We have an excellent working relationship with Ian Hunter, Peter Hunter and UniServices. This positive relationship is an asset to LifeF/X but, conversely, deterioration of the relationship between the brothers or our relationship with either of them or with UniServices could delay our product development.

System failures could harm our business and operating results.

  Download and sale of our planned LifeF/X product offerings from our planned Web site depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations will be vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, physical facility break-ins, earthquakes and similar events. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Any substantial interruption in any of our systems could result in the loss of data and could completely impair our ability to generate revenues from our planned product offerings.

Online security failures could result in substantial litigation exposure, putting us out of business.

  A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Anyone who circumvents our security measures could misappropriate confidential information or cause interruptions to our operations. We may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach.



                 We face risks related to the Internet industry

Our failure to rapidly modify and improve our products would cause them to become obsolete and cause our business to fail.

  Because we are a technology provider, there will be continued demands to improve the technology. While our technology would continue to have some value without further improvements, that value would rapidly erode. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our LifeF/X product offerings prior to or immediately following competitors' product upgrades. The Internet and the electronic commerce industry are characterized by:

 .  rapid technological change

 .  changes in user and customer requirements and preferences and

 .  the emergence of new industry standards and practices.

  We will have to expend substantial development resources to frequently upgrade our LifeF/X technology and systems.

The success of our business will depend on acceptance by consumers of the Internet as a medium for advertising, commerce and communications.

  This practice is at an early stage of development and long-term market acceptance is uncertain. We cannot predict the extent to which consumers will be willing to shift their habits from traditional media to online media.

We may be unable to continue operations if burdensome government regulations are adopted which apply to us.

  We are not currently directly regulated by any domestic or foreign governmental agency, other than regulations which apply to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted with respect to the Internet, relating to:

 .  defamation

 .  user privacy, and

 .  trade regulation.


  Defamation laws could be modified to make us liable for statements or actions by standins created by others in the likeness of public figures or private individuals, exposing us to significant litigation risk. Laws protecting user privacy could prevent redistribution of our computer-generated digital human characters (Standins), limiting use of our products and substantially reducing revenues. Trade regulations could be adopted prohibiting use of animated characters for commercial purposes, substantially limiting our potential revenue sources.


  We plan to offer our LifeF/X product offerings over the Internet in all states of the United States and many foreign countries. These jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties. Other states and foreign countries may also attempt to regulate our business or prosecute us for violations of their laws. Further, we might unintentionally violate the laws of foreign jurisdictions. These claims and attempted regulations could seriously harm our business, financial condition and results of operations.


                    We face risks related to this offering.

Future sales of our Common Stock or shares issuable upon exercise of stock options or stock warrants could adversely affect our stock price and our ability to raise funds in new stock offerings.

  We currently have 19,191,414 shares of Common Stock outstanding and 52,699,718 shares of Common Stock outstanding on a fully diluted basis, assuming the exercise of all outstanding options and warrants. 27,951,312 shares of Common Stock would be issued on exercise of currently outstanding stock warrants. 5,556,992 shares of Common Stock would be issued on exercise of currently outstanding stock options. Options to purchase 219,023 shares of the 5,556,992 shares require shareholder approval of the modifications to the LifeF/X 1999 Long-Term Incentive Plan approved by the board of directors on March 14, 2000. 17,510,053 shares are being registered in this offering, including 160,395 shares to be issued on exercise of warrants. Following this offering, we will have registered all of our outstanding shares and 160,395 shares which are not yet outstanding but will be issued upon the exercise of warrants issued in our private placement and options. Under the terms of our lock-up/leak-out agreements with certain of our shareholders, 10% of the 17,333,251 shares being registered for Selling Shareholders and 10% of the 1,614,000 shares of our Common Stock held by certain pre-merger Fin Sports shareholders could be sold immediately after this registration statement becomes effective. Sale of substantial amounts of our Common Stock, or the perception that such sales could occur, could reduce the market price of our Common Stock .

                           FORWARD-LOOKING STATEMENTS


  Certain statements in this prospectus that are not related to historical results, including statements regarding our business strategy and objectives and future financial position, are forward-looking statements within the meaning of the federal securities laws. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, we cannot assure that they will prove to be accurate. Actual results could be substantially different from those discussed in the forward-looking statements, due to a variety of factors, including unforeseen changes in regulatory policies, competition from other similar businesses, market factors and general economic conditions. All forward-looking statements contained in this prospectus are qualified in their entirety by this statement.

                         MARKET PRICE FOR COMMON STOCK

  Our Common Stock was approved for trading on the OTC Bulletin Board under the symbol "FNSP" on August 23, 1999 and commenced trading on December 15, 1999. Our symbol was changed to "LEFX" on December 16, 1999. The high and low sales prices of the Common Stock as reported on the OTC Bulletin Board for the time periods indicated are set forth on the table below. All sales prices do not reflect any commissions or discounts of any nature.


                                                                                                    Price Range
                                                                                                 -----------------
                                                                                                 High         Low
                                                                                                 -----       -----
Fiscal Year Ended December 31, 1999:
December 15, 1999 to December 31, 1999......................................................       23       12 7/16


Fiscal Year Ending December 31, 2000:
January 1, 2000 to March 31, 2000...........................................................       32       13
April 1, 2000 to May 11, 2000...............................................................       32       14 1/2

  As of May 11, 2000 there were 19,191,414 shares of our Common Stock outstanding and approximately 323 shareholders of record.

                                DIVIDEND POLICY

  We have not paid any cash or stock dividends on our Common Stock since our incorporation and anticipate that, for the foreseeable future, any earnings will be retained for use in our business.

                                 CAPITALIZATION

  The following table sets forth LifeF/X's debt and equity capitalization as of March 31, 2000 on a historical basis and excludes 27,951,312 shares reserved for issuance upon the exercise of stock warrants and 5,518,437 shares reserved for issuance upon the exercise of stock options at March 31, 2000. The information in the table should be read together with "Management's Discussion and Analysis or Plan of Operation" and the Consolidated Financial Statements and notes included elsewhere in this prospectus.


                                                                                                          As of
                                                                                                         March 31,
                                                                                                           2000
                                                                                                     --------------
                                                                                                       (Unaudited)
  Short-term debt................................................................................      $         --
  Long-term debt.................................................................................      $         --


  Shareholders' equity:
     Common stock, $.001 par value; 100,000,000 shares authorized;
       19,010,946 shares issued and outstanding..................................................      $     19,011
     Additional paid-in capital..................................................................        57,071,258
     Deferred compensation related to stock options..............................................        (1,979,279)
     Accumulated deficit.........................................................................       (40,875,513)
                                                                                                       ------------
        Total shareholders' equity...............................................................        14,235,477
                                                                                                       ------------
  Total capitalization...........................................................................      $ 14,235,477
                                                                                                       ============

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

  The following discussion should be read along with the "Summary Financial Information" and the Consolidated Financial Statements and the related notes appearing elsewhere in this prospectus.


Background -- Merger Transaction and  Sale of Non-LifeF/X Technology Assets

  On December 14, 1999, Fin Sports acquired all of the outstanding capital stock of Pac Title/Mirage as a result of the merger of a newly-formed subsidiary of Fin Sports into Pac Title/Mirage, which was the surviving corporation. Fin Sports was formed in 1987 and was involved in the manufacture and marketing of sports equipment. From September 1993 until the December 14, 1999 merger, Fin Sports had no active business operations.

  Since the shareholders of Pac Title/Mirage received the majority voting interests in the combined company, Pac Title/Mirage is the acquiring enterprise for financial reporting purposes, and the financial statements presented are those of Pac Title/Mirage, not Fin Sports. Following the merger, Fin Sports' name was changed to Lifef/x, Inc., and the name of its wholly owned subsidiary was changed from Pac Title/Mirage to Lifef/x Networks, Inc. Lifef/x Networks, Inc. is a wholly-owned subsidiary of Lifef/x, Inc.

  Pac Title/Mirage was formed in 1997 as the combination of the LifeF/X technology , contributed by Mirage Technologies LP, and an optical 2D and restoration business acquired from Pacific Title and Art Studio, a post production company founded in 1918. From Pac Title/Mirage's inception until the merger, Pac Title/Mirage operated primarily as a visual effects company providing services to the U.S. film and television entertainment industry. Its operations consisted of four activities: LifeF/X technology development; optical 2D effects and film restoration; film scanning and recording services; and digital effects. Because of the combined effects of unfavorable market conditions in the film entertainment industry and continued operating losses, the digital effects division was closed in early 1999. The LifeF/X technology development is continuing as the primary business of LifeF/X.

  Pac Title/Mirage incurred losses from its inception. Safeguard Scientifics, Inc. (Safeguard), which owned approximately 49% of Pac Title/Mirage, loaned Pac Title/Mirage significant amounts to support the operations of the business and to finance capital expenditures. In March 1999, Pac Title/Mirage's Board of Directors decided to concentrate Pac Title/Mirage's efforts on LifeF/X development, with primary emphasis on Internet applications, and initiated steps to dispose of the remaining non-LifeF/X operations, to reduce cash outflows from the non-LifeF/X operations and reduce or eliminate Pac Title/Mirage's bank debt. Therefore, the non-LifeF/X operations have been reflected as a discontinued operation in the accompanying Consolidated Financial Statements for all periods presented.

  Pac Title/Mirage needed additional capital for its technology development. Pac Title/Mirage believed that investors interested in providing the needed capital required that Pac Title/Mirage become a publicly traded entity and that none of the proceeds of their investment would be used for non-LifeF/X operations. Pac Title/Mirage also desired to gain access to the public equity markets and to provide liquidity for its existing shareholders at a reasonable cost. See "Liquidity and Capital Resources" later in this section.

  Fin Sports, while publicly traded, had no business operations and no assets. Fin Sports sought a private operating company as a merger partner to increase shareholder value.

  Pac Title/Mirage and Fin Sports were introduced to each other by MG Securities, which acted as a broker in the private placement . The transaction was negotiated at arm's length. After four months of negotiations, Pac Title/Mirage and Fin Sports agreed that the pre-private placement shareholders of Fin Sports would receive approximately 9% of post-merger LifeF/X common stock outstanding immediately after completion of the merger, subject to dilution on exercise of warrants and options.

  In March 2000, LifeF/X sold its remaining non-LifeF/X operations, which consisted of optical 2D film restoration and scanning and recording services, to PTM Productions, Inc. PTM Productions, Inc. is owned by the pre-merger Pac Title/Mirage shareholders. This sale is more fully described under "Certain Relationships and Related Transactions" later in this prospectus. The sale included a transfer of all liabilities associated with the discontinued operation, including all debt. As a result, LifeF/X is debt-free, other than accounts payable and accrued expenses. In addition, Safeguard has fully indemnified LifeF/X against all liabilities associated with the discontinued operation. See Note 1 to the accompanying Consolidated Financial Statements. Results of Operations

  Quarter Ended March 31, 2000 Compared to Quarter Ended March 31, 1999

  Revenue--All of our products are currently in planning or research and development and there has been no revenue from the LifeF/X technology through March 31, 2000 and we do not expect any revenue until 2001.

  General and administrative expenses--General and administrative expenses were $1,242,970 for the quarter ended March 31, 2000 compared to $53,919 for the quarter ended March 31, 1999. This increase in 2000 is primarily due to the following items:

      (1) In December 1999, LifeF/X recorded deferred stock compensation of $2,928,689 on stock options issued to an officer. This amount is being amortized as options vest over the two year vesting period of the options. The related expense recorded in the quarter ended March 31, 2000 and included in general and administrative expenses was $292,869. See Note 6 to the Consolidated Financial Statements.

      (2) Administrative salaries and wages increased by $209,000 for the quarter ended March 31, 2000 over the comparable period last year as a result of the increased number of employees.

      (3) Professional services were $510,000 higher than the same period of 1999 due to significant legal and professional expenses relating to the registration of LifeF/X Common Stock and other filings, plus general corporate matters relating to corporate organization.

  Research and development expenses--Research and development expenses were $677,717 for the quarter ended March 31, 2000 compared to $311,948 for the quarter ended March 31, 1999, an increase of $365,769. Research and development consists of costs related to LifeF/X development activities. Salaries and wages, related personnel benefits and outside consultants expenses for the LifeF/X development personnel included in research and development were $494,000 for the quarter ended March 31, 2000 compared to $179,000 for the quarter ended March 31, 1999, an increase of $315,000. This reflects increased full-time research and development personnel and consulting staff, primarily at LifeF/X's Boston office, over the comparable period of last year.

  LifeF/X has an exclusive, world-wide, perpetual license agreement with UniServices for the modeling technology that is used in LifeF/X development. Annual license and development fees paid under the agreement included in research and development costs were $112,500 for the quarter ended March 31, 2000 and $125,000 for the quarter ended March 31, 1999.

  Results for the quarter ended March 31, 2000 include interest income of $209,353. This interest income relates to the proceeds from the private placement offering that are being held in highly liquid short-term investments.

  Discontinued operation--In March 1999, Pac Title/Mirage's Board of Directors decided to concentrate on LifeF/X development and initiated steps to dispose of non-LifeF/X operations. Results from the discontinued operation for the quarter ended March 31, 1999 consist of the following:

          (1) An operating loss on discontinued operation prior to the March 31, 1999 measurement date of $3,002,332 that includes a $1,400,000 impairment loss on long-lived assets, and

          (2) a provision for a $17,549,874 loss on disposal of discontinued operation for an $11,949,874 reserve for estimated operating losses on discontinued operation from March 31, 1999 through the estimated remaining disposal period and an estimated loss on disposal of $5,600,000.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998


  Revenue--All of our products are currently in planning or research and development and there has been no revenue from the LifeF/X technology through December 31, 1999. We do not expect any revenue until 2001.

  General and administrative expenses--General and administrative expenses of $1,493,590 for the year ended December 31, 1999 represented an increase of $1,311,648, or 721%, over the prior year. The majority of the increase in 1999 over 1998 is related to the following:

          (1) In 1999, LifeF/X recorded deferred stock compensation of $2,928,689 on stock options issued to an officer. This amount is being amortized as options vest over a two year vesting period . The related expense recorded in 1999 and included in general and administrative expenses was $656,541. See Note 6 to the Consolidated Financial Statements.

          (2) 1999 includes $507,511 of accrued severance expense for a former executive. In addition, occupancy costs increased approximately $42,000 in 1999 over 1998, because Pac Title/Mirage occupied its new facility for only a portion of 1998.

  Research and development expenses--Research and development expenses increased by $551,491, or 46%, to $1,754,253 for the year ended December 31, 1999 from $1,202,762 for the year ended December 31, 1998. Salaries and related personnel benefits of the LifeF/X development personnel have historically been the major portion of our research and development cost. Personnel costs included in research and development were $1,145,167 for the year ended December 31, 1999 compared to $640,660 for the year ended December 31, 1998, an increase of $504,507. LifeF/X has an exclusive, world-wide, perpetual license agreement with UniServices for the modeling technology that is used in LifeF/X development. Annual license and development fees under the agreement included in research and development costs were approximately $500,000 for each of the years ended December 31, 1999 and 1998.


  Interest expense--On December 30, 1999, Safeguard exchanged $14,086,837 of Pac Title/Mirage debt and related accrued interest owed to Safeguard for warrants to buy 3,997,500 shares of LifeF/X Common Stock at an exercise price of $.01 per share. In addition, Safeguard received warrants to purchase 5,862,500 shares of LifeF/X Common Stock at an exercise price of $6.00 per share. The $23,389,176 value assigned to the warrants, less the $14,086,837 of debt and accrued interest converted, or $9,302,339, was recorded as additional paid-in capital and as interest expense in the year ended December 31, 1999.

  In addition, LifeF/X recorded interest expense of $1,462,383 during the year ended December 31, 1999. This amount represents the fair value of 10,375,000 warrants to purchase Pac Title/Mirage Common Stock issued to Safeguard in relation to $9.5 million of loans made by Safeguard to Pac Title/Mirage in 1999.

  Discontinued operation--In March 1999, Pac Title/Mirage's Board of Directors decided to concentrate on LifeF/X development and initiated steps to dispose of non-LifeF/X operations. Results from this discontinued operation for the year ended December 31, 1999 consist of the following: (1) An operating loss on discontinued operation prior to the March 31, 1999 measurement date of $3,002,332 that includes a $1,400,000 impairment loss on long-lived assets, and
(2) a provision for a $15,549,874 loss on disposal of discontinued operation for a $7,449,874 reserve for operating losses on discontinued operation from March 31, 1999 until December 31, 1999 and a provision for estimated losses for the remaining disposal period of $2,500,000 and estimated loss on disposal of $5,600,000.
  Year Ended December 31, 1998 Compared to the Seven Month Period From June 1, 1997 through December 31, 1997

  General and administrative expenses--General and administrative expenses amounted to $181,942 for the year ended December 31, 1998 compared to $18,705 for the seven month period ended December 31, 1997. Expenses in 1998 were greater due to increased occupancy costs and because the results for 1998 reflect a full year of expenses while 1997 represents only a partial year for the start-up of the operations.

  Research and development expenses--Research and development expenses amounted to $1,202,762 for the year ended December 31, 1998 compared to $624,900 for the period from June 1, 1997 through December 31, 1997. License and development fees under the license agreement with UniServices included in research and development costs were $500,000 for the year ended December 31, 1998 and $85,000 for the seven month period ended December 31, 1997. The period ended December 31, 1997 includes only two months of expense for license and development fees, as the term of the UniServices license and development agreement commenced November 1, 1997.

  Discontinued operation--The loss on discontinued operation for the year ended December 31, 1998 was $4,060,980. This amount includes a write-off of $1.1 million of goodwill attributable to Pac Title/Mirage's digital division's activities. The period ended December 31, 1997 reflects a loss on discontinued operation of $369,658, which relates to the partial period from June 1, 1997 to December 31, 1997.


Liquidity and Capital Resources

  Since inception, we have financed our operations from private sales of convertible preferred and common stock, loans from shareholders, bank loans and lease financing.

  Net cash used in operating activities was $929,000 for the three months ended March 31, 2000. This use was primarily due to the $1.7 million net loss for the period, partially offset by non-cash expense of $293,000 relating to stock options and a $699,000 increase in accounts payable and accrued liabilities.

  Net cash used in operating activities was $11.0 million in 1999, $551,000 in 1998 and $1.1 million in the period ended December 31, 1997. The net cash used in operating activities in 1999 was primarily due to the net loss for the period, primarily from the discontinued operation that used $9.1 million of cash in operating activities compared to $1.9 million used by continuing operations of LifeF/X. Net cash used in operating activities in 1998 represented a use of $1.3 million due to the loss on continuing operations partially offset by $700,000 in net cash provided by operating activities of the discontinued operation. Net cash used in operating activities in the period ended December 31, 1997 consisted of $500,000 used by continuing operations and $600,000 used by the discontinued operation.

   Net cash used in investing activities was $338,000 for the three months ended March 31, 2000, $1.2 million in 1999, $2.6 million in 1998 and $16.0 million in the period ended December 31, 1997. The net cash used in the three months ended March 31, 2000, and the years 1999 and 1998, represents purchases of plant and equipment. The net cash used in investing activities in the period ended December 31, 1997 consisted of $15.5 million for the acquisition of Pacific Title and Art Studio and $500,000 for purchases of plant and equipment.

  Net cash provided by financing activities for the three months ended March 31, 2000 was $8.9 million. This primarily represents the receipt of proceeds of $9.1 million from the sale of stock through the private placement that were held in escrow at December 31, 1999. Net cash provided by financing activities was $19.9 million in 1999, $3.2 million in 1998 and $17.1 million in the period ended December 31, 1997.

  The net cash provided by financing activities in 1999 primarily represented $12.3 million in loans provided by Safeguard and $7.2 million of net proceeds received from the private placement. Net cash provided by financing activities in 1998 primarily consisted of $3.2 million of loans from Safeguard. Net cash provided by financing activities in the period ended December 31, 1997 primarily consisted of $8.8 million in bank borrowings, $8 million in proceeds from the sale of preferred and common stock and $600,000 in loans from Safeguard.

  In the December 1999 offering, LifeF/X raised $18 million from a sale to investors of 6,000,000 units at $3.00 per unit, each unit consisting of: (i) one share of Common Stock and (ii) a warrant to purchase .01 share of Common Stock at $7.50 per share, exercisable within 18 months after purchase. The private placement was fully subscribed, and we have received all funds. The first portion of the private placement closed in December 1999, and the second portion closed in February 2000.

  At December 31, 1999, only a portion of the $18 million was actually received by us. Of this amount, $9,051,000 of escrow funds and cash from stock subscriptions had been received by the escrow agent but had not yet been transferred to us. This amount was carried as restricted cash in the accompanying Consolidated Financial Statements at December 31, 1999. Subsequent to year end, these funds in escrow were released to us. Offering costs of the private placement amounted to $1,395,000, resulting in net proceeds of $16,605,000 from the offering. These net proceeds, less funds for current operations, have been, and will continue to be, invested in highly liquid short-term investments.

  The purpose of the private placement was to fund continuing LifeF/X technology development, product marketing and distribution, acquisition of management and support resources and construction of the infrastructure to facilitate future growth. A significant portion of our expenses are allocated to developing the technology to produce our photo-realistic digital human faces, which we call Standins, and the enabling player for users to animate the Standins. Also, we will develop improved systems for low cost image capture and the mass production of Standins. We are and will continue to be engaged in discussions with suppliers of voice and lip synch technologies as well as artificial intelligence. We intend to pursue relationships with channels that will aid in the sale and implementation of our products, including web site builders and integrators of customer relationship management systems.

  The proceeds from the private placement should fund development and operations through the first quarter of 2001. Our plan does not provide for signficant marketing or advertising expenses in 2000 or 2001 because we will be using viral marketing to distribute our product and build brand awareness as discussed more fully in "Business: Marketing and Distribution." Viral marketing is the spontaneous distribution of free software from one user to another user.
Because of the mutual benefits derived from the software, senders and recipients desire to expand the universe of users. The costs of producing the free copies of the player and animation software are included in our cash expenditure forecasts for 2000 and 2001.

  As of March 31, 2000, we had approximately $15.4 million of cash on hand. Our operating plan anticipates that we will not generate significant revenue until 2001 and that we will require additional funding in 2001. This funding may be provided from a public or private offering of our common stock, exercise of common stock warrants, debt issuance, funds from strategic partners or a combination of these sources, depending upon market conditions.

Quantitative and Qualitative Disclosure about Market Risks

  The SEC's rule related to market risk disclosure requires that we describe and quantify our potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments that are sensitive to future changes in interest rates, currency exchange rates, commodity prices and other market factors. We are not exposed to market risks from changes in foreign currency exchange rates, commodity prices or other market factors. We do not hold derivative financial instruments nor do we hold securities for trading or speculative purposes. At December 31, 1999 we had $7.2 million of bank debt obligations included in net liabilities of discontinued operation at variable interest rates. None of this debt is an ongoing obligation of LifeF/X because all of this debt was assumed by PTM Productions, Inc., the buyer of our discontinued operation, on March 20, 2000. Proceeds from the private placement in December 1999 have been invested in highly liquid short-term investments.

Inflation

  We do not believe that inflation has had any material effect on our business over the past two years.

Year 2000 Issues

  The Year 2000 computer problem refers to the potential for system and processing failure of date-related data as a result of computer-controlled systems using two digits rather than four digits to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations including a temporary inability to process transactions, send invoices or engage in similar normal business activities. To date, we have not experienced any Year 2000 issues with any of our internal systems or services, and we do not expect to experience any.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss) depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction involved. We do not expect that adoption of SFAS No. 133 will have a material impact on our Consolidated Financial Statements as we currently do not hold any derivative financial instruments.

                                    BUSINESS


  We are a development stage company that is focused on producing software that enables animation of photo-realistic digital human characters. Our products will initially be used for Internet applications and may be expanded to include uses for the entertainment industry. Our software is based, in part, on a modeling technology that is licensed from UniServices under an exclusive, world-wide, perpetual license agreement.

Our Strategy and Value Proposition

  Our initial goal will be to achieve the rapid and widespread distribution of our software to personalize interactive communication in Internet-related business-to-business (B2B) and business-to-consumer (B2C) activities and other computer-based applications. We anticipate distributing our system initially for use in e-mail and instant messaging communication, enabling the sender to replace written text with messages spoken first, by generic photo-realistic 3D digital animated faces, and, later, by the sender's photo-realistic 3D digital animated face. Because the computer instructions for animating the digital human faces are very small, we believe we can achieve real-time animations over the Internet utilizing modems as slow as 28.8kbps.


  E-mail is the most widely adopted Internet application, ranging from a personal messaging tool to a strategic business tool. According to Electronic Mail and Messaging Systems, there were approximately 325 million e-mail accounts in operation at the end of 1998. E-mail has surpassed the telephone as the primary business communication tool, according to the American Marketing Association. The volume of instant messaging is fast approaching that of e-mail, making it a second universal means of online communication. E-mail and instant messaging have increased in volume and improved in functionality, and these trends are expected to continue. We expect the LifeF/X technology to provide significant additional value, by permitting individuals to send e-mails and online messages embedded with an avatar, an animated graphic intended to represent, or stand in for, the user when the user communicates on the web.

  As the Web continues to evolve, we expect many businesses and content providers will seek to use interactive audio, video, and other multi-media content, to enrich and differentiate their Web sites. We believe that a substantial opportunity exists to furnish software solutions and content aggregation and delivery services to provide compelling, interactive, animated content through photo-realistic 3D models in real time, over bandwidths as slow as 28.8kbps. We envision Web sites using photo-realistic 3D human models to "stand in" on the Web for individuals and a multitude of corporate and public representatives. See "Prospectus Summary: Our Company."

Growth of the Internet

  The Internet has grown rapidly in recent years. This growth has been driven by the development of the World Wide Web and graphically intuitive Web browsers, the proliferation of multimedia PCs, the creation of increasingly robust network architectures and the emergence of compelling Web-based content and commercial applications. Both consumers and businesses are increasingly relying on the Internet to access and share information. According to Internet industry analyst International Data Corporation (IDC), at the end of 1998 an estimated 97 million people were using the Internet to communicate with friends and family, participate in discussion forums and obtain information about goods and services. IDC projects that this user base will grow to 319 million by 2002.

  We believe that the growth in the Internet market represents a significant opportunity for us as a unique provider of products and services that enhance a Web user's experience.

  All references in this Prospectus to industry, financial and statistical information are based on trade articles, industry reports and other sources that we believe to be reliable but that we have not independently verified.

LifeF/X Technology

  The LifeF/X technology was originally developed for accurate modeling of soft biological tissues that undergo large variable changes in size and shape. The technology from which the LifeF/X Technology is derived was first used in a professional medical application for tele-robotic surgery. The LifeF/X technology is based on continuum modeling techniques, which are mathematical tools that represent properties of solids, such as human or animal tissue, down to the microscopic level, or to the cellular level in the case of biological tissues. Large complex structures are broken down into smaller components with geometrical shapes described by nodes and surfaces.

  Movement or animation of a human face model is achieved by applying a set of mathematical equations that mimic the changes associated with biological muscle movement. The mathematical equations can replicate such properties as skin elasticity, electrical impedance, thermal capacity, conductivity and optical properties. By beginning with the exact representation of biological tissues and then computing the interaction between structures, such as force generated by muscles, skin elasticity and bone geometry, our technology can achieve photo-realistic 3D animation.

  Our initial Internet consumer applications will be driven by user-directed text or speech input. Therefore, the initial Internet application will produce real-time animated images of digital human faces that may not be as sharp as film entertainment prototypes produced to date, but can operate in real time over dial-up modems.

Products under Development

  We have not commercialized any of our products, all of which are currently in the research and development or planning phases. We plan to introduce both consumer and business products.

  LifeF/X Standins.   Our lead consumer product is the LifeF/X Standin, a photo-
realistic 3D computer model of a face that can be animated in real time by text or speech files. The simplest form of consumer Standin will be male and female generic Standins. Later, we will create personalized Standins from 2D digital images sent electronically to our planned Web site or from traditional analog photos mailed to us.

  We plan to deliver digital Standins to users via the Web and other media, together with our LifeF/X Genesis Player, that plays the Standin animation, and our LifeF/X Director software, which adds emotional content to the animations. As our products will have a wide variety of uses, our products will be compatible with numerous third party products and all Standin products will use the same technology architecture.

  Professional Standins. We intend to produce and sell more sophisticated and articulated Standins using our proprietary motion capture system. Like the consumer Standin, the Professional Standin will be animated and played using the LifeF/X Genesis Player and LifeF/X Director Software.

  LifeF/X Genesis Player. The LifeF/X Genesis Player is the software device used to play LifeF/X Standins and Professional Standins on computers.

  LifeF/X Director. Our LifeF/X Director software will enable the user to add four basic emotions - happy, sad, angry and surprised - and simple motions to the Standin sent to deliver messages.

  LifeF/X Creator Software.   Our LifeF/X Creator software will be an advanced
tool controlling Standins intended for use in Web pages, e-mail or newly created LifeF/X media files. LifeF/X e-Motor Packs, which are packages of emotional cues for Standins, also will be available for use with the LifeF/X Creator. LifeF/X Creator will have a graphical interface with variable intensity controls for emotions and movements and will be user-friendly.

  LifeF/X Pro-Creator Software.   The LifeF/X Pro-Creator software is an
enhanced version of the basic LifeF/X Creator designed for the professional Web designer. LifeF/X Pro-Creator will permit full animation and control of LifeF/X Standins using a flexible and powerful graphical user interface.

  LifeF/X Software Developer Kit.   We also plan to offer a LifeF/X Software
Developer Kit to facilitate integration of LifeF/X Standins into a variety of applications.

Test Results and Continuing Development

  We developed the LifeF/X technology used in our Standins in our work on motion picture industry projects over the past three years. The initial Standins we created with our proprietary high-resolution motion capture systems were too complex for online and real-time applications.

  In the past six months we have:

 . enhanced the performance, reliability and accuracy of our high-resolution motion capture systems;

 .  created and tested a prototype of a less complex Standin, which our LifeF/X
   Player, running on a high-end PC, can display in real-time over the Internet;

 . improved LifeF/X internal tools to create sets of emotions for the Standin and control the Standin's lip motion, matching the Standin's facial movement to a text-to-speech engine;

 .  successfully tested our ability to create a Standin from a single photograph;
   and

 . developed and tested a prototype LifeF/X Player, demonstrating that the player can interactively display faces in real-time on a high-end PC, that the LifeF/X Standins can be made to speak correctly from text converted to a synthetic voice using a text-to-speech engine, and that the player can be integrated in Web pages.

Most of the remaining work required to produce consumer Standins involves the following:

 . to improve the efficiency of our LifeF/X Player, so that consumer PCs will be able to display Standins in real-time over the Internet;

 .  to complete the e-mail and instant messaging system;

 .  to create the consumer and professional tools for Web authoring;

 . to develop the software to implement lipsynching of the Standin's lip movement to a recorded audio signal; and

 . to automate production of the main elements of the face to facilitate mass production of Standins.

  We are close to releasing an alpha version of the LifeF/X Player V1.0, which will then be tested by our quality assurance team. We plan to ship the LifeF/X Player V1.0 by the end of the year.

Future Enhancements

     We plan to develop a full model of the human body, including higher neuro-muscular activation of muscle groups that are responsible for expressions or motion. Having already developed the generic human face now used as the basis for LifeF/X Standins, we plan to add generic necks, torsos, arms and legs.

    Marketing and Distribution

    We plan to market to the user in a number of ways:

 .    Viral marketing - distributing free software that users will want to share with other users

 .    Co-marketing with complementary software developers, such as text-to-speech software

 .    Referrals to our Web site through traditional advertising and links to software distribution Web sites

     Initially we intend to distribute, free of charge, five million packages of software, each of which will include a generic LifeF/X Standin, the LifeF/X Genesis Player software and the LifeF/X Director software. This program, which we expect to launch in late 2000, is intended to seed the market of consumer users. This will have the dual result of spreading the software through viral marketing and building an installed base of consumer users attractive to potential corporate users that will purchase our more sophisticated products. Other software developers, like ICQ, have proven this distribution model to be a successful marketing tool.

Revenue Model

     Our revenue model is based upon both unit charges and monthly or other recurring fees. As noted above, each of the first five million consumer customers will receive a free generic Standin with the LifeF/X Genesis Player and Director software. After distribution of these five million free Standins, we will charge each new consumer user a competitive fee for each generic Standin. We will also charge all consumer users a competitive fee for each personalized Standin and for each additional generic Standin.

     We believe that consumer users will be repeat buyers because they will want multiple Standins to represent themselves as their appearances change with age, style, etc.

     The bulk of our revenue will come from commercial Web sites. Commercial sites that desire to use Standins on their Web pages as a result of the extensive consumer base of Players developed through our viral marketing will be charged a monthly fee. Commercial sites that use Professional Standins as corporate spokespersons, site guides or other representatives, which will be produced using motion capture techniques included in our proprietary and patented technology, will pay a more substantial monthly fee.

Our Competition

     The market for computer-generated characters is new, and we expect it to be competitive. The principal competitive products in the computer-generated character market include Microsoft V-Chat 2.0, Microsoft Agent, Haptek, Famous Tech, Blaxxun, Worlds Ultimate 3D Chat, Animatek International, Sven Technologies, Oz Ineractive, Simberon Avatars, NetSage, Boston Dynamics, Extempo, Virtual Human, Virtual Personalities, Virtual Celebrities, Radical Mail and Avatarme. In addition, there may be computer-generated characters being developed by competitors of which we are not aware.


     Computer-generated characters that are being, or may be, offered by the competition have varying levels of detail and complexity. Some competitors' characters are non-human characters and some are cartoon-like.

Some competitors are using animation techniques that require the transmission of a large amount of data, which results in very lengthy software downloads and requires fast computers and large data storage capacity.

Our Technology Differentiator

     Because of the automation that is inherent in our facial animation process, our technology produces a more photo-realistic image having more natural movements than images produced by conventional computer graphics.

     The LifeF/X technology is partially derived from a finite element modeling system licensed from UniServices. Finite element modeling consists of creating a representation of an object that may be complex in shape, may be made of a number of sub-components, and may vary over different regions. The representation is then divided into numerous small pieces - like a 3D puzzle - having simpler shapes and properties that can be handled mathematically using relatively limited computer resources. The behavior, motion, deformation to stress and similar characteristics of the complex object can then be determined from the individual responses of the assembled pieces to replicate the behavior of the whole object.

     Our LifeF/X technology has enabled us to develop proprietary techniques for generating accurate reproduction of expressions and tissue wrinkling. Unique because of the richness of the data it uses, our technology allows us to create mathematical models of human facial changes and expressions that are automatically animated, just like human expressions.

     Our development efforts are now focused on building the appropriate interfaces to the Web, making the platform compatible with a wide variety of browsers and integrating with text-to-speech and, later, speech-to-speech technology from other vendors. We have already converted a 2D image to a 3D model, driven a model with text input and ported the technology to the Windows platform.

Our Intellectual Property

  We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect intellectual property rights in our products, services, know-how and information. Much of our intellectual property is protected by non-disclosure, confidentiality and non-competition agreements with our employees which, if breached, may be very expensive to enforce. We do not own all of the LifeF/X technology. We have an exclusive, worldwide, perpetual license from UniServices to use their continuum modeling technology in commercial applications for the entertainment industry and, so long as we continue to pay the development fees described below, in all other commercial applications, excluding professional medical, engineering and scientific applications. The license requires license fees and development payments to be made to the licensor.


     Total license fees under the UniServices license agreement equal $1,000,000. Remaining unpaid license fees due UniServices are approximately $100,000, which are scheduled to be paid in full by August 2000. Development fees for the first 5 years, from November 1, 1997 through October 31, 2002, equal $150,000 per year, payable monthly in advance. The development fee for development services after October 31, 2002 and for continuation of exclusivity for all uses outside the entertainment industry, other than for professional medical, engineering and scientific applications, will be $200,000 per year, plus inflation adjustments after 2002 of the lesser of the increase in the Consumer Price Index as compared to October 31, 2002 or 12% per year. We have the right at our option to cancel the license at any time after November
2002.

     We have filed three patent applications in the United States and other
countries specifically covering image capturing and creation.   Two patents have
been issued ("Rapid High Resolution Image Capture System", U.S. Patent # 5,999,209 and "Apparatus and Method for Representation of Expression In a Tissue Like System", U.S. Patent # 6,064,390) and one application is pending. We plan to apply for other patents in the future. UniServices has not patented the source code licensed to LifeF/X.

Our Employees

  Our executive officers are based in the Boston, Massachusetts metropolitan area. We currently have a team of 17 officers, employees and contractors in the Boston, Massachusetts area and seven employees in Los Angeles, California. We intend to expand the Boston workforce significantly in 2000 and have leased expanded facilities in the Boston, Massachusetts area.

Properties

  We have leased approximately 2,000 square feet of research and development space in the greater Los Angeles area under a two year lease with renewal options. In addition, we have leased approximately 10,000 square feet of administrative and research and development space in the greater Boston area under a five year lease at a monthly rent of approximately $25,000. We believe these facilities are adequate for our intended purposes.

Legal Proceedings

  We are not involved in any claims or legal proceedings that may have a significant effect on our financial position, nor have we been involved in any legal proceedings that have had or may have a significant effect on our financial position.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

  The following table sets forth the names and ages of all of our directors, executive officers and key employees as of May 11, 2000. All directors will serve until the next annual meeting of shareholders or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the board of directors, and are appointed to serve until the first board of directors meeting following the annual meeting of shareholders.


               Name                      Age                          Position
  Michael Rosenblatt................     49   Chairman and Co-President
  Lucille S. Salhany................     53   Chief Executive Officer, Co-President and
                                              Director
  Richard A. Guttendorf, Jr.........     58   Chief Financial Officer, Secretary and Director
  Ian Hunter........................     47   Director
  Robert Verratti...................     56   Director
  Stephen J. Andriole...............     50   Director
  Serge Lafontaine..................     50   Lifef/x Networks, Inc.'s Chief Technology Officer
  Paul Charette.....................     37   Lifef/x Networks, Inc.'s Vice President and
                                              Co-Director of Research and Development
  Mark Sagar........................     34   Lifef/x Networks, Inc.'s Vice President and
                                              Co-Director of Research and Development
  Keith Waters......................     38   Lifef/x Networks, Inc.'s Senior Technology Officer

Background and Experience

     Michael Rosenblatt.   Mr. Rosenblatt became Co-President and Chairman of
LifeF/X on December 14, 1999. Mr. Rosenblatt served as Vice Chairman and director of Pac Title/Mirage from October 1998 until the merger and served as Co-President and director of Pac Title/Mirage from 1997 to October 1998. Since 1995 he has been President of Mirage Technologies, Inc., the general partner of Mirage Technologies L.P. which, together with Safeguard and Robert Verratti, formed Pac Title/Mirage in October 1997. In 1974 Mr. Rosenblatt also founded Atlantic Entertainment Group, Inc., which became one of the largest privately held motion picture production and distribution companies in the United States. Mr. Rosenblatt is also a member of the Executive Branch of the Motion Picture Academy of Arts and Science.

     Lucille S. Salhany.   Ms. Salhany became Chief Executive Officer, Co-
President and a director of LifeF/X on December 14, 1999. Ms. Salhany was President of JH Media, Ltd. an advisory company with offices in Boston and Los Angeles from 1997 until December 1999. From 1994 through 1997, Ms. Salhany was President and CEO of the United Paramount Network. Previously Ms. Salhany was Chairman of the FOX Broadcasting Company, Chairman of Twentieth Television and a member of the FOX, Inc. Board of Directors. Ms. Salhany guided the networks' expansion from four to seven nights of programming and was instrumental in FOX's acquisition of the broadcast rights to the NFL. Prior to that Ms. Salhany was President, Paramount Domestic Television. Ms. Salhany serves on the Boards of Directors of Compaq Computer Corporation, B.R.A. Corporation of Boston, Emerson College and iMedium, Inc.

     Richard A. Guttendorf, Jr.   Mr. Guttendorf became Chief Financial Officer,
Secretary and a director of LifeF/X on December 14, 1999. Mr. Guttendorf has been a director of Pac Title/Mirage since November 1997 and served as its Chairman and Chief Executive Officer from October 1998 until the merger. From September 1996 to date Mr. Guttendorf has been a Vice President of Safeguard. Mr. Guttendorf was previously Chief Executive Officer of Laser Communications, Inc. (LCI), a leading manufacturer of short haul, laser optic wireless communications equipment. Prior to LCI, he was Chief Financial Officer of InterDigital Communications Corporation, a manufacturer and licensor of digital wireless telephone equipment and was Chief Financial Officer of Atlantic Financial, an $8 billion financial institution.

     Dr. Ian Hunter.   Dr. Hunter became a director of LifeF/X  on December 14,
1999. Dr. Hunter has been a consultant to LifeF/X since January 4, 2000. Dr. Hunter was Director of Research and Development of Pac Title/Mirage from October 1997 until the merger. Dr. Hunter has been a Professor of Mechanical Engineering and Bio-Engineering at the Massachusetts Institute of Technology since 1994.


     Robert Verratti.   Mr. Verratti became a director of LifeF/X on December
14, 1999. Mr. Verratti served as Chief Executive Officer and Chairman of the Board of Pac Title/Mirage from 1997 to October 1998. Since 1980, Mr. Verratti has been the President of Charlestown Investments, Ltd., a company specializing in investments in companies in turnaround or undervalued situations. Mr. Verratti is also a venture partner and consultant to the Chairman of Safeguard and TL Ventures. Mr. Verratti serves on the boards of directors of Webvision, Inc., and Lockstream.com.

     Dr. Stephen J. Andriole.   Dr. Andriole became a director of LifeF/X on
March 15, 2000. Since October 1997, Dr. Andriole has been Senior Vice President and Chief Technology Officer of Safeguard Scientifics, Inc., where he is responsible for the overall strategic vision of Safeguard through the identification of technology and market trends. From March 1995 to October 1997, Dr. Andriole was Chief Technology Officer and Senior Vice President for Technology Strategy at CIGNA Corporation. Dr. Andriole serves on the boards of directors of US Data; aligne, Inc.; iMedium, Inc.; Integrated Visions, Inc.; the Ben Franklin Technology Center of Southeastern Pennsylvania; Broadreach Consulting, Inc.; and STORM Systems.

     Dr. Serge Lafontaine.   Dr. Lafontaine became the Chief Technology Officer
of LifeF/X on December 14, 1999. From October 1997 until the merger, he was Co-Director of Research of Pac Title/Mirage and Assistant Director of Research of Mirage. Dr. Lafontaine has been a post-doctoral fellow in mechanical engineering at the Massachusetts Institute of Technology (MIT) since 1999, and was previously a post-doctoral associate in mechanical engineering at MIT from 1997 to 1999. Since 1998 Dr. Lafontaine has been a partner of Advanced Instrumentation Systems, which builds instrumentation for drug discovery. From 1997 to 1998, Dr. Lafontaine was also a partner of BOMEC, which conducts research in conducting polymers. From 1994 through 1997, Dr. Lafontaine was a visiting research scientist at MIT.

     Dr. Paul Charette. Dr. Charette became the Vice President and Co-Director of Research and Development of Lifef/x Networks, Inc. on December 14, 1999. From October 1997 until the merger, he was Co-Director of Research and Development of Pac Title/Mirage. From 1994 to 1997, Dr. Charette held post-doctoral fellowships at the Massachusetts Institute of Technology, in the department of mechanical engineering and at the University of Auckland, New Zealand, in the department of engineering science. Dr. Charette received his doctorate degree from McGill University in 1994, where he worked under Dr. Ian Hunter, and received his Bachelors degree in electrical engineering from McGill University in 1986.

     Dr. Mark Sagar. Dr. Sagar became Vice President and Co-Director of Research and Development of Lifef/x Networks, Inc. on December 14, 1999. From October 1997 until the merger, he was Co-Director of Research and Development of Pac Title/Mirage. Dr. Sagar has been a post-doctoral fellow at Dr. Ian Hunter's laboratory at the Massachusetts Institute of Technology since 1996. From 1992 through 1996, Dr. Sagar was a member of Professor Peter Hunter's bio-engineering group at the University of Auckland, where he developed an anatomically accurate computer model of the human eye combining visual and mechanical realism for use in robotic eye surgery and developed a new methodology and software for the creation of complex solid based virtual anatomy for bio-engineering virtual environments. These methods were used to create a photorealistic biomechanically based virtual model of the heart. Dr. Sagar received a doctorate degree from the University of Auckland in 1996 and a bachelor of science degree in Physics and Mathematics from the University of Auckland in 1987.

     Dr. Keith Waters. Dr. Waters has been Senior Technical Officer of Lifef/x Networks, Inc. since December 14, 1999. From 1998 to December 1999, Dr. Waters was a member of the technical staff at Compaq Computer Corporation's Cambridge Research Laboratory, where he developed FaceWorks, a Windows-based multimedia authoring tool for synthetic faces, in 1997. Dr. Waters was a member of the technical staff at Digital Equipment Corporation from 1991 to 1998, where he developed DECface, a real-time synthetic face that used a software text-to-speech engine. Dr. Waters received a Ph.D. in computer graphics from Middlesex University in London, England. Dr. Waters is on the editorial boards of the Graphics and Image Processing Journal and the Computer Graphics and Visualization Journal.

Executive Compensation

     The following information is furnished for the named persons for the years ended December 31, 1999 and December 31, 1998, and is based upon the Executive Officers of LifeF/X and its operating predecessor, Pac Title/Mirage.


                           Summary Compensation Table

                                                                                  Long Term Compensation Awards
                                                                                  -----------------------------
                                                                           Restricted     Securities
                                                                             Stock        Underlying       All Other
                                                   Annual Compensation       Awards     Options/SAR (#)   Compensation
                                                  ----------------------     ------     ---------------   ------------
Name and Principal Position              Year    Salary ($)    Bonus ($)
                                         ----    ----------    ---------
Lucille S. Salhany  ...............      1999      30,769(1)         --            --        1,952,459              --
 Chief Executive Officer and             1998          --            --            --               --              --
 Co-President


Michael Rosenblatt  ...............      1999      73,769(2)         --            --        1,911,511              --
 Chairman of the Board and               1998      51,000            --            --               --              --
 Co-President


Richard A. Guttendorf, Jr.   ......      1999       -- (4)           --            --               --              --
 Chief Financial Officer                 1998       -- (4)           --            --               --              --
 Secretary and Director


Robert Verratti  ..................      1999          --            --            --           50,001              --
    Director                             1998     150,631(3)         --            --               --              --


Serge Lafontaine  .................      1999      15,385(1)         --            --          301,541              --
 Chief Technology Officer                1998          --            --            --               --              --
 LifeF/X Networks, Inc.

--------------

(1) Covers the period for December 1999, the month of the  merger.

(2) Represents $50,000 paid through Pac Title/Mirage and $23,769 for December 1999, the month of the merger.
(3) Represents compensation as Chairman and CEO of Pac Title/Mirage.
(4) Mr. Guttendorf is a Vice President of Safeguard Scientifics, Inc. and is compensated by that entity for his services, including services provided to LifeF/X.

  1999 Option Grants: 1999 Long-Term Incentive Plan

     Pac Title/Mirage had a stock option plan which provided for the grant to Pac Title/Mirage employees of incentive stock options and for the grant of nonstatutory stock options, stock awards or restricted stock to Pac Title/Mirage employees, directors and consultants. On December 14, 1999, this stock option plan was terminated and LifeF/X adopted the Lifef/x, Inc. 1999 Long-Term Incentive Plan with terms substantially similar to those of the Pac Title/Mirage option plan. The LifeF/X 1999 option plan reserves up to 7,981,850 shares of LifeF/X Common Stock for issuance under the LifeF/X plan. 2,452,475 of the shares reserved for issuance under the LifeF/X Plan require shareholder approval of the modifications to the LifeF/X plan approved by the board on March 14, 2000. Following the adoption of the LifeF/X plan, LifeF/X assumed the obligations of outstanding options granted to Pac Title/Mirage employees under the Pac Title/Mirage option plan.

     These outstanding option obligations included an option grant to Lucille Salhany, the Chief Executive Officer, Co-President and a director of LifeF/X, for 1,952,459 shares of Common Stock, after adjusting for the conversion from Pac Title/Mirage shares to LifeF/X Common Stock shares. The options are exercisable at $1.50 per share, as adjusted. 20% of the options vested at the date of grant and the balance of the options vest on a quarterly basis over two years.

     For financial reporting purposes, LifeF/X has recorded deferred stock compensation of $2,928,689 during the year ended December 31, 1999, representing the difference between the exercise price, $1.50, and the fair value of LifeF/X's Common Stock on the grant date of $3.00. This amount is being amortized by a charge to operations over the two year vesting period, which resulted in amortization expense of $656,541 for the year ended December 31, 1999 and $292,869 for the three months ended March 31, 2000. In addition, LifeF/X recognized $25,950 of compensation expense for options granted to a non-employee, representing the fair value of the options on the grant date.

     In addition, as part of the merger, LifeF/X granted options to various employees, which vest over time. Under the LifeF/X 1999 option plan, the strike price for nonstatutory stock option grants must be at least 85% of fair market value on the grant date and the strike price for incentive stock options must be the fair market value on the grant date. Outstanding options under the LifeF/X 1999 option plan vest over periods established by the Compensation Committee and expire on or before the tenth anniversary of the grant date, but terminate early under some circumstances as provided in the LifeF/X 1999 option plan.

  The following table presents information concerning individual grants of stock options made during 1999 to each of the executive officers and directors of LifeF/X.


                     Option/SAR Grants in Last Fiscal Year

                                              Number of       Percent of                   Market
                                             Securities     Total Options/                Value on
                                             Underlying      SARs Granted     Exercise     Date of
                                            Options/SARs     To Employees       Price       Grant     Expiration
                                             Granted (#)    in Fiscal Year    ($/Share)   ($/Share)      Date
                                             -----------    --------------    ---------   ---------   ----------
Lucille S. Salhany  .......................    1,952,459              40.8%      $1.50       $3.00    12/09/2009
Michael Rosenblatt  .......................    1,911,511              39.9%      $3.00       $3.00    12/14/2009
Richard A. Guttendorf, Jr.   ..............           --                --          --          --            --
Ian Hunter  ...............................           --                --          --          --            --
Robert Verratti  ..........................       50,001               1.0%      $3.00       $3.00    12/14/2009
Stephen J. Andriole   .....................           --                --          --          --            --
Serge Lafontaine  .........................      301,541               6.3%      $3.00       $3.00    12/14/2009

     In 1998 Mr. Verratti was granted options to acquire 174,999 shares at $.91 per share. This per share price is adjusted for the conversion of Pac Title/Mirage shares to LifeF/X shares in the December 14, 1999 merger. No options were exercised by officers in 1998 or 1999 or in the first three months of 2000.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End  Option/SAR Values

                                                                     Number of Securities
                                      Shares                        Underlying Unexercised        Value of Unexercised
                                   Acquired on        Value             Options/SARs at               In-the-Money
                                   Exercise (#)     Realized         December 31, 1999 (#)          Options/SARs at
              Name                 Exercisable    Unexercisable   Exercisable   Unexercisable   December 31, 1999 (#)(1)
     -----------------------       -----------    -------------   ------------ --------------   ------------------------
Lucille S. Salhany  .............           --               --       437,694       1,514,765   $7,878,492   $27,265,770
Michael Rosenblatt  .............           --               --       234,295       1,677,216   $3,865,868   $27,674,064
Richard A. Guttendorf, Jr.  .....           --               --            --              --           --            --
Ian Hunter  .....................           --               --            --              --           --            --
Robert Verratti  ................           --               --       174,999          50,001   $3,252,531   $   825,017
Stephen J. Andriole..............           --               --            --              --           --            --
Serge Lafontaine  ...............           --               --        60,309         241,232   $  995,099   $ 3,980,328

(1) Market value of underlying securities at December 31, 1999 ($19.50 per share), less the exercise price. The values in the last two columns have not been, and may never be, realized by the officers. Actual gains, if any, on option exercises will depend on the value of LifeF/X's Common Stock on the date of exercise.

Employment Agreements

     Summary of Lucille Salhany's Employment Agreement

     Ms. Salhany serves as our Chief Executive Officer and Co-President under an employment agreement with a term of two years which commenced on December 1, 1999. Under the terms of her employment, Ms. Salhany's annual base compensation is $400,000. She is entitled to annual consideration for a bonus based on her personal performance and the performance of LifeF/X. Ms. Salhany has the option to purchase 1,952,459 shares of LifeF/X Common Stock under LifeF/X's 1999 option plan. Ms. Salhany's right to purchase twenty percent of these shares vested on grant and her right to purchase the balance will vest in equal quarterly installments over a two year period until fully vested. If Ms. Salhany's employment terminates due to her death, permanent disability or for other good cause, as further described in the agreement, she would receive accrued but unpaid base salary and vacation. If Ms. Salhany's employment is terminated by LifeF/X for any other reason she would receive as severance compensation her full base salary for the unexpired period of the term of her employment, in addition to accrued but unpaid salary and vacation.

     Summary of Michael Rosenblatt's Employment Agreement

     Mr. Rosenblatt serves as our Chairman of the Board of Directors and as Co-President under an employment agreement with a term of two years which commenced on December 1, 1999. Under the terms of his employment, Mr.Rosenblatt's annual base compensation is $335,000. He is entitled to annual consideration for a bonus based on his personal performance and the performance of LifeF/X. Mr. Rosenblatt has the option to purchase 1,952,459 shares of LifeF/X Common Stock under LifeF/X's 1999 option plan. Mr. Rosenblatt's right to purchase twenty percent of these shares vested on grant and his right to purchase the balance will vest in equal quarterly installments over a two year period until fully vested. If Mr. Rosenblatt's employment terminates due to his death, permanent disability or for other good cause, as further described in the agreement, he would receive receive accrued but unpaid base salary and vacation. If Mr. Rosenblatt's employment is terminated by LifeF/X for any other reason, he would receive as severance compensation his full base salary for the unexpired period of the term of his employment, in addition to any accrued but unpaid salary and vacation.

     Summary of Serge Lafontaine's Employment Agreement

     Dr. Lafontaine serves as our Chief Technology Officer under an employment agreement with a term of two years which commenced on December 1, 1999. Under the terms of his employment, Dr. Lafontaine's annual base compensation is $250,000. He is entitled to annual consideration for a bonus based on his personal performance and the performance of LifeF/X. Dr. Lafontaine has the option to purchase 400,491 shares of LifeF/X Common Stock under LifeF/X's 1999 option plan. Dr. Lafontaine's right to purchase twenty percent of these shares vested on grant and his right to purchase the balance will vest in equal quarterly installments over a two year period until fully vested. If Dr. Lafontaine's employment terminates due to his death, permanent disability for other good cause, as further described in the agreement, he would receive receive accrued but unpaid base salary and vacation. If Dr. Lafontaine's employment is terminated by LifeF/X for any other reason, he would receive as severance compensation his full base salary for the unexpired period of the term of his employment, in addition to any accrued but unpaid salary and vacation.

Director Compensation

     Directors do not receive compensation for services provided as a director or for participation on any committee of the Board of Directors.

Limitation on Liability and Indemnification Matters

     Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Nevada law. In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. If LifeF/X permits indemnification for liabilities arising under the Securities Act to directors, officers or persons controlling LifeF/X under these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists the beneficial ownership of our Common Stock by each of our directors, each of our executive officers and all of our executive officers and directors as a group as of May 11, 2000 and their percentages of our total Common Stock . We are not aware of any other beneficial owner of more than 5% of the outstanding shares of Common Stock.

     The term beneficial ownership as used in this section, consistent with Rule 13d-3 under the Securities Exchange Act of 1934, is defined as the sole or shared voting power over or sole or shared investment power over the security. Each person has sole voting and investment power with respect to his or her shares of Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock, except as otherwise indicated. The address of those individuals for which an address is not otherwise indicated is: 153 Needham Street, Building One, Newton, Massachusetts 02464.

                                                                                           Beneficial Ownership
                                                                                           --------------------
                                                                                    Number of             Percentage
                                                                                     Shares               of Total(1)
                                                                                     ------               -----------
  Directors and Officers
  Michael Rosenblatt  .......................................................    2,752,742(2)(3)                13.8%
  Lucille S. Salhany  .......................................................         780,984(4)                 3.9%
  Richard A. Guttendorf, Jr.   ..............................................          40,000(5)                 0.2%
  Dr. Ian Hunter  ...........................................................       1,935,885(6)                10.1%
  Robert Verratti  ..........................................................         524,997(7)                 2.7%
  Dr. Stephen J. Andriole  ..................................................          30,000                    0.2%
  Dr. Serge Lafontaine  .....................................................       2,086,186(8)                10.8%
  All Directors and Executive Officers (7 persons)  .........................       8,150,793(9)                38.7%


  5% or More Beneficial Ownership
  Safeguard Scientifics, Inc.   .............................................       2,364,113(10)               12.3%
    435 Devon Park Drive
    Wayne, PA 19087


  Michael MacCloskey  .......................................................         967,856(11)                5.0%
    2847 Thomas Avenue
    Dallas, Texas 75204


  Kingdon Capital Management, LLC.............................................      1,010,000(12)                5.3%
    152 West 57th Street
    New York, NY 10019

(1) The percentages of shares held assume that options and warrants held by the particular individual, if any, have been exercised, and no others.

(2) Michael Rosenblatt is the record holder of 1,731,272 shares and has the right to acquire 776,889 shares within 60 days through options granted under the LifeF/X 1999 option plan described under "Executive Compensation."

(3) Michael Rosenblatt's indirect beneficial ownership is as follows: (a) 167,501 shares representing his 29.3% ownership in Mirage Technologies LP which owns 571,872 shares, (b) 43,750 shares owned by Mirage

     Technologies, Inc. a company 100% owned by Mr. Rosenblatt, and (c) 33,330 shares owned by family members. 546,872 of the shares held by Mirage Technologies LP are pledged to Safeguard Scientifics, Inc. as collateral for a $1,500,000 loan from Safeguard to Mirage Technologies LP.

(4) Lucille Salhany has the right to acquire 780,984 shares within 60 days through options granted under under the LifeF/X 1999 option plan described under "Executive Compensation."

(5) Richard Guttendorf, Jr.'s indirect beneficial ownership represents 40,000 shares owned by family and family trusts.

(6) Ian Hunter is the record holder of 1,774,102 shares and has an indirect beneficial ownership interest in 161,783 shares, representing his 28.3% ownership in Mirage Technologies LP, which owns 571,872 shares.

(7) Robert Verratti is the record holder of 349,998 shares and has the right to acquire 174,999 shares within 60 days through options granted under under the LifeF/X 1999 option plan described under "Executive
     Compensation."

(8) Serge Lafontaine is the record holder of 1,774,102 shares and has the right to acquire 150,301 shares within 60 days through options granted under under the LifeF/X 1999 option plan described under "Executive Compensation." In addition, he has an indirect beneficial ownership interest in 161,783 shares representing his 28.3% ownership in Mirage Technologies LP, which owns 571,872 shares.

(9) The number of shares shown as beneficially owned by all directors and executive officers as a group includes stock options under which the named officers and directors have the right to acquire 1,883,173 shares within 60 days.

(10) Safeguard Scientifics, Inc. is the record holder of 2,360,780 shares and has the right to acquire 3,333 shares within 60 days through the exercise of warrants.


(11) Michael MacCloskey is the record holder of 887,051 shares and has an indirect beneficial ownership interest in 80,805 shares, representing his 14.1% ownership in Mirage Technologies LP, which owns 571,872 shares.

(12) Kingdon Capital Management, LLC manages four entities which own LifeF/X shares - Kingdon Associates, Kingdon Family Partnership LP, Kingdon Partners and M. Kingdon Offshore NV - which together are the record holders of 1,000,000 shares and have the right to acquire 10,000 shares within 60 days through exercise of warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

UniServices License

  We license a portion of the LifeF/X technology from UniServices under a licensing agreement effective November 1, 1997. Under the UniServices licensing agreement, we have an exclusive, worldwide, perpetual license from UniServices to use their continuum modeling technology in commercial applications for the entertainment industry and a perpetual license to use that technology for all other uses with the exception of professional medical, engineering and scientific applications. This license for other uses is exclusive through October 31, 2002 and that exclusivity will be extended indefinitely as long as LifeF/X continues to pay the applicable development fee described below.

  Total license fees under the UniServices license agreement equal $1,000,000. Remaining unpaid license fees due UniServices are approximately $100,000, which are scheduled to be paid in full by August 2000. Development fees for the first 5 years, from November 1, 1997 through October 31, 2002, equal $150,000 per year, payable monthly in advance. The development fee for development services after October 31, 2002 and for continuation of exclusivity for all uses outside the entertainment industry, other than for professional medical, engineering and scientific applications, will be $200,000 per year, plus inflation adjustments after 2002 of the lesser of the increase in the Consumer Price Index as compared to October 31, 2002 or 12% per year. We have the right at our option to cancel the license at any time after November 2002.

  Dr. Ian Hunter, one of our directors, is the brother of Peter Hunter, the leading developer of the licensed technology at the University of Auckland, where he is a professor. UniServices acts as a licensing agent for the University of Auckland in this relationship. Ian Hunter receives none of the fees paid by LifeF/X to UniServices.


Sale of Assets of Discontinued Operation to Company Owned by Pre-Merger Pac Title/Mirage Shareholders and Related Indemnification Agreements

  On March 20, 2000, we sold all of the assets of our discontinued operation to PTM Productions, Inc., a newly-organized company that was formed for the specific purpose of holding these non-LifeF/X assets. PTM Productions, Inc. is owned by the shareholders that owned Pac Title/Mirage prior to its merger with Fin Sports U.S.A. Owners of PTM Productions, Inc. are our Chairman and Co-President Michael Rosenblatt (11.31%), our director Ian Hunter (11.31%), Safeguard Scientifics (59%), our director Robert Verratti (2%) , our Chief Technology Officer Serge Lafontaine (11.31%), and our shareholder Michael MacCloskey (5.07%). Messrs. Rosenblatt, Hunter, Lafontaine and MacCloskey own their interests in PTM Productions, Inc. indirectly through Mirage Technologies LP.

  The transfer of the non-LifeF/X assets and liabilities to PTM Productions was done because the operations of PTM Productions, which consist of providing post production services to the film entertainment industry, is not germane to LifeF/X operations. The sales price consisted of the buyer's assumption of all of the liabilities of the discontinued operation. On the date of the sale, the amount of our liabilities assumed by PTM Productions exceeded the carrying value of the assets it acquired from us by assuming those liabilities. As part of this sale, we transferred all of our bank debt to PTM Productions. Safeguard has agreed to fully indemnify us against all losses and liabilities relating to or arising from the bank debt and PTM Productions and Safeguard have agreed to indemnify us for any liability related to the assets purchased and the liabilities assumed.

  The shareholders of PTM Productions, Inc. intend to sell its assets, and negotiations are ongoing regarding a potential sale. Proceeds of any sale would be allocated first to the repayment of bank debt, then to repayment of Safeguard post-September 30, 1999 loans, with the remainder, if any, to be distributed to the PTM Productions shareholders. As of March 31, 2000, the liabilities, including the Safeguard post-September 30, 1999 debt, assumed by PTM Productions exceeded the assets of our discontinued operation.

Formation of Pac Title/Mirage

  Pac Title/Mirage was formed in 1997 as the combination of the LifeF/X technology contributed by Mirage Technologies LP and the post-production services business that was acquired from Pacific Title and Art Studio, a post-production company founded in 1918. In this transaction, Mirage Technologies LP received $8 million of preferred equity for its technology contribution and Safeguard received $8 million of preferred and common equity for the $8 million in cash it contributed.

  This $8 million cash, along with approximately $8 million from the proceeds of bank borrowings, was used to purchase the post-production business in an arms-length, negotiated transaction from unaffiliated owners of Pacific Title and Art Studio for $15.5 million.

  The owners of Mirage Technologies LP were Michael Rosenblatt, Life F/X Chairman and Co-President, Dr. Serge Lafontaine, Dr. Ian Hunter, Dr. Ivan Gulas and Michael MacCloskey. Dr. Serge Lafontaine is the Chief Technology Officer of Lifef/x Networks, Inc., a wholly-owned subsidiary of Lifef/x, Inc. Dr. Ian Hunter is a consultant to Lifef/x Networks, Inc. and a director of Lifef/x, Inc. Dr. Ivan Gulas is also a consultant to Lifef/x Networks, Inc. At the time of the formation of Pac Title/Mirage in 1997, Michael Rosenblatt and Dr. Ivan Gulas each owned 25.5% of Mirage Technologies LP, Dr. Ian Hunter and Dr. Serge Lafontaine each owned 19% and Michael MacCloskey owned 11%.

  Dr. Ian Hunter serves as a technical and engineering consultant to Lifef/x Networks, Inc. under a consulting agreeement with a term of one year which commenced on January 4, 2000 at compensation of $150,000.

  Dr. Ivan Gulas serves as a consultant to Lifef/x Networks, Inc. under a consulting agreement with a term of three years which commenced on December 13, 1999 at an annual compensation of $200,000.

  Subsequent to the formation of Pac Title Mirage, Robert Verratti, an officer and director, acquired approximately 2% of the common stock from Safeguard in a cash transaction.

  Pac Title/Mirage incurred losses from its inception. Safeguard, which owned approximately 49% of Pac Title/Mirage, loaned it significant amounts to support its operations. From the time of Pac Title/Mirage's formation in 1997 until September 30, 1999, Safeguard loaned it a total of $13,325,000. Safeguard's consideration for making these loans included warrants to purchase common stock of Pac Title/Mirage at exercise prices ranging from $1.00 to $2.50 per share. These warrants were subsequently converted into warrants to purchase common stock of Lifef/x, Inc. as part of the merger transaction with Fin Sports as more fully described in "Business."

  Subsequent to September 30, 1999, Safeguard has made additional loans to Pac Title/Mirage, but these loans do not include any warrant or other equity component. These post-September 30 loans from Safeguard, along with bank debt and other debt related to non-LifeF/X operations, was transferred to PTM Productions on March 20, 2000. See additional discussion in "Business."

Safeguard Administrative Services Agreement

  On October 31, 1997, Pac Title/Mirage entered into an administrative services agreement with Safeguard effective January 1, 1998 that provided for a monthly fee to Safeguard of 1.5% of net revenues with minimum annual payments of $100,000 and maximum annual payments of $600,000. This agreement had an initial term through December 31, 2002 and was to continue thereafter unless terminated by either party. The agreement was renegotiated to provide for a minimum annual payment of $50,000 for the year 2000, and then further amended to provide that the term of the agreement ended March 31, 2000. The total amount owed to Safeguard of $535,692 as of December 31, 1999 was one of the liabilities assumed by PTM Productions in its purchase of the discontinued operation, while the $12,500 which accrued under the contract from December 31, 1999 to March 31, 2000 will be paid by LifeF/X.

Mirage Administrative Services Agreement

  In October 1997 Pac Title/Mirage entered into an administrative services support agreement with Mirage Technologies L.P., an entity partially owned by our Chairman and Co-President Michael Rosenblatt (29%), our director Ian Hunter (29%) and our Chief Technology Officer Serge Lafontaine (29%) that provided for a fee of $25,000 per month beginning November 1997. The agreement would have expired on the earlier of October 31, 2002 or six months after a sale of the Company. The agreement was cancelled on March 8, 2000 and Mirage agreed to forgive the accrued management fee of $445,000.

                           DESCRIPTION OF SECURITIES

General

  Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.001 per share.

  The following summary descriptions are qualified in their entirety by reference to our Articles of Incorporation.

Common Stock

  The authorized capital stock of LifeF/X consists of 100,000,000 shares of Common Stock, $.001 par value per share. All shares have equal voting rights. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the Common Stock could, if they chose to do so, elect all of the Directors.

  Upon liquidation, dissolution or winding up of LifeF/X, our assets, after the payment of our liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares.

  Holders of Common Stock are entitled to share equally in dividends when, as and if declared by our Board of Directors, out of funds legally available for the payment of dividends. We have not paid any cash dividends on the Common Stock, and it is unlikely that any dividends will be declared in the foreseeable future.

Warrants


  On May 11, 2000, we had 27,951,312 warrants outstanding: (i) 60,003 in the private placement, (ii) 27,786,619 to Safeguard, other than warrants it received in the private placement, (iii) 4,298 transferred by Safeguard to the bank, as discussed under "Safeguard Warrants" below and (iii) 100,392 to service providers, as discussed below.

  We issued 6,000,000 shares of Common Stock and warrants for 60,003 shares of Common Stock in our private placement. We issued the Common Stock and warrants at two closings, which occurred on December 14, 1999 and February 2, 2000. By December 31, 1999, we or our escrow agent had received over $17,000,000 in proceeds from the private placement. At the first closing, we issued to investors 2,983,000 shares of Common Stock and warrants for 29,830 shares of Common Stock. At the second closing we issued to investors 3,017,000 shares of Common Stock and warrants for 30,173 shares of Common Stock. Each unit included one share of Common Stock and a warrant that entitled the holder to purchase, at a price of $7.50 per share, .01 share of Common Stock for a period of 18 months from the date of issuance. At the first closing, we also issued (a) warrants to purchase 100,000 shares of our common stock to MG Securities Group, Inc., the placement agent in the private placement, and (b) 39,167 shares of Common Stock and warrants to purchase 392 shares of Common Stock to attorneys for legal services for the private placement.

  The exercise price of the warrants will be adjusted in a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the Common Stock. In a liquidation, dissolution or winding up of LifeF/X, holders of the warrants, unless exercised, will not be entitled to participate in our assets. Holders of the warrants will have no voting, preemptive, liquidation or other rights of a stockholder, and no dividends will be declared on the warrants.

Safeguard Warrants

  As part of the merger, warrants for 17,587,500 shares of our Common Stock were issued to Safeguard for its existing Pac Title/Mirage warrants. The warrants entitle Safeguard to purchase 5,862,500 shares of our Common Stock at an exercise price of $2.50 per share, 5,862,500 shares of Common Stock at an exercise price of $5.00 per share, and 5,862,500 shares of Common Stock at an exercise price of $6.00 per share. In addition, we issued warrants for 10,203,417 shares of Common Stock at an exercise price of $0.01 per share to Safeguard in exchange for Pac Title/Mirage debt owed to Safeguard. The warrants have a term of 10 years and are exercisable one year after the merger, but may be exercised early as explained in the warrants. The exercise prices of the warrants will be adjusted for a stock split of, or stock dividend on, or a subdivision, combination, or recapitalization of the Common Stock. As an incentive for the bank to consent to the sale of assets to PTM Productions, Inc., Safeguard transferred to the bank warrants to purchase 4,298 shares of Common Stock at an exercise price of $0.01 per share.

Registration Rights

  We agreed to file a Registration Statement to register under the Securities Act all of the Common Stock issued as part of the Units and the Common Stock to be issued on exercise of the warrants issued as part of the Units. This prospectus is a part of that Registration Statement. We also agreed to include in the Registration Statement the 11,294,084 shares of Common Stock issued in the merger to the pre- merger Pac Title/Mirage shareholders, the 39,167 shares of Common Stock issued to service providers for work in the private placement and 100,392 shares of Common Stock to be issued on exercise of warrants granted to service providers for work in the private placement. We agreed to pay all expenses for registration of the securities. In addition, we agreed to comply with all necessary state securities laws so as to permit the sale of the Common Stock by the investors.

  We agreed to use our best efforts to cause the Registration Statement to become effective on or before May 12, 2000 (within 150 days after the date of the merger). We also agreed that, if the Registration Statement has not been declared effective by the close of business on May 12, 2000, we will pay to the investors from the first closing of the private placement liquidated damages on a pro rata basis totaling $2,983 per day for each day between May 13, 2000 and the effective date of the Registration Statement. In addition, we agreed that, if the Registration Statement has not been declared effective by the close of business on July 1, 2000, we will pay to the investors from the second closing of the private placement liquidated damages on a pro rata basis totaling $3,017 per day for each day between July 2, 2000 and the effective date of the Registration Statement.

  In addition, to enable public sale of the 27,790,917 shares of Common Stock to be issued to Safeguard on the exercise of the warrants which were issued to Safeguard, we granted Safeguard the right to require us to prepare registration statements and file them with the SEC on unlimited occasions if we are eligible to file our registration statements on Form S-3, or on two occasions if we are not eligible to file our registration statements on Form S-3.

Lock-Up/Leak-Out

  Until June 12, 2001, which is 18 months following the merger on December 14, 1999, no more than 10% of a Selling Shareholder's shares covered by this prospectus may be sold in any consecutive three month period. If less than 10% of the Selling Shareholder's shares covered by this prospectus are sold in any three month period, the difference between 10% of those shares and the amount actually sold may be sold during any prospective three month periods. Once sold under these restrictions, shares become freely tradeable without restriction.

  Duane Jenson, Briar Creek Investment LLC and Leonard Burningham, who were pre-merger shareholders of Fin Sports U.S.A., Inc. and who held 1,614,000 shares of Common Stock on December 15, 1999, have agreed to lock up these shares of Common Stock until June 12, 2001 under the restrictions applicable to Selling Shareholders.


  Transfer of any shares acquired on exercise of options will be restricted by substantially identical Lock-

Up/Leak-Out provisions.

  LifeF/X may waive any of these restrictions if a waiver would be beneficial to us or would facilitate an orderly trading market for the Common Stock.

  Nevada Anti-Takeover Provisions

  The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada Corporation Law apply to LifeF/X. Section 78.438 of the Nevada law prohibits us from merging with or selling LifeF/X or more than 5% of our assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the LifeF/X shares, unless the transaction is approved by LifeF/X's Board of Directors. The provisions also prohibit us from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of LifeF/X.

Transfer Agent

  American Registrar & Transfer Company, 342 East 900 South, Salt Lake City, Utah 84111, serves as Transfer Agent for our Common Stock.

                              PLAN OF DISTRIBUTION

  The Selling Securityholders may offer shares of Common Stock from time to time in one or more transactions in the over-the-counter market, which may involve brokers or dealers, or in private transactions. We have not entered into any agreement, arrangement or understanding with brokers or dealers regarding the shares that may be offered by this prospectus.

                            SELLING SECURITYHOLDERS

  The following table sets forth certain information regarding beneficial ownership of Common Stock of each Selling Securityholder and as adjusted to give effect to the sale of the Common Stock offered through this prospectus.

                                                                           Before Offering                          After Offering
                                                                              Number of           Number of           Number of
                                                                              Shares of           Shares of           Shares of
                       Name of Beneficial Owner                             Common Stock         Common Stock        Common Stock
                                                                                Held            Being Offered            Held
                                                                         -------------------   ----------------   ------------------

David Alteneau                                                                      10,938               10,938            -0-
Stephen Andriole(1)                                                                 30,000               30,000            -0-
Aspira Capital Management, L.P                                                      40,400 (3)           40,400            -0-
Phil Berger                                                                          6,733 (3)            6,733            -0-
Bergl Nominees Ltd                                                                  50,500 (3)           50,500            -0-
The Berkshire Group                                                                 10,100 (3)           10,100            -0-
Brad and Mira Bernstein, JTWROS                                                     10,100 (3)           10,100            -0-
Harvey Bernstein                                                                    30,300 (3)           30,300            -0-
Michele Beuerlein(2)                                                                 7,575 (3)            7,575(3)         -0-
Deirdre Blackburn                                                                   12,000               12,000            -0-
Robert A. Blatt                                                                     20,200 (3)           20,200            -0-
Michael G. Bolton(4)                                                                20,000               20,000            -0-
Amory Bradley                                                                        1,000                1,000            -0-
Lucille Bradley                                                                      1,000                1,000            -0-
Stephanie Bradley                                                                    1,000                1,000            -0-
Leonard W. Burningham(5)                                                            40,400 (3)           40,400(3)         -0-
Alice G. Burt                                                                       13,500               13,500            -0-
James M. Bye                                                                        16,834 (3)           16,834            -0-
Matthew Carley                                                                      40,400 (3)           40,400            -0-
Sheila Chaifetz                                                                     20,200 (3)           20,200            -0-
David Chapman                                                                       20,200 (3)           20,200            -0-
Cleveland Charles Cleary                                                            20,200 (3)           20,200            -0-
Thomas Cochran                                                                      10,100 (3)           10,100            -0-
Bear Stearns Security Corp. C/F James Conen IRA                                     21,000               21,000            -0-
Conen Family Investments LLC                                                        21,000               21,000            -0-
William D. Courturie                                                                20,200 (3)           20,200            -0-
Bruce Cowen                                                                         40,400 (3)           40,400            -0-
D2JR Capital LLC                                                                    10,100 (3)           10,100            -0-
DBA Properties                                                                      11,784 (3)           11,784            -0-
DH Blair Investment Banking Group                                                   80,800 (3)           80,800            -0-
Gary Joseph De Decker                                                               80,800 (3)           80,800            -0-

Europa International Inc                                                            10,100 (3)           10,100            -0-
Excalibur Limited Partnership                                                      168,334 (3)          168,334            -0-
Edward and Kathryn Green Feigeles, JTWROS                                           40,400 (3)           40,400            -0-
Mark Fischer                                                                        25,000               25,000            -0-
Stephanie Fischer                                                                   25,000               25,000            -0-
Bradley Fishkin                                                                      1,000                1,000            -0-
Carly Fishkin                                                                        1,000                1,000            -0-
Elyse Fishkin                                                                        1,000                1,000            -0-
Kenneth R. Fishkin                                                                   1,000                1,000            -0-
Fixer Ltd                                                                           20,200 (3)           20,200            -0-
Fox Family Partnership                                                              80,800 (3)           80,800            -0-
Thomas Fuchs                                                                        20,200 (3)           20,200            -0-
Caroline Gappelberg                                                                 40,400 (3)           40,400            -0-
Joseph Giamanco                                                                     60,600 (3)           60,600            -0-
Joseph Giamanco, Jr                                                                 60,600 (3)           60,600            -0-
Ari Scott Goldman                                                                    6,733 (3)            6,733            -0-
Rinda Goodrich                                                                       1,000                1,000            -0-
Perry Green                                                                         40,400 (3)           40,400            -0-
Hillary Grinker                                                                    400,000              400,000            -0-
Mary A. Guttendorf(6)                                                               10,000               10,000            -0-
Richard A. Guttendorf, Jr. G.R.A.T.(7)                                              24,000               24,000            -0-
Richard A. Guttendorf III(8)                                                         3,000                3,000            -0-
John K. Halvey(9)                                                                   10,000               10,000            -0-
Trust of Colin L. Halvey dtd 5/27/99(10)                                             5,000                5,000            -0-
Trust of Grace Ann Halvey dtd 12/19/97(11)                                           5,000                5,000            -0-
Alex W. Hart and Mary T. Hart                                                       67,000               67,000            -0-
Alex W. Hart Irrevocable Trust                                                       8,000                8,000            -0-
Stan Heifetz                                                                        10,100 (3)           10,100            -0-
Helca Trust Reg. Trust Enterprise Incorporated in Liechtenstein, Vadnz              40,400 (3)           40,400            -0-
Jeffrey Henick                                                                      20,200 (3)           20,200            -0-
Gary Herman                                                                         80,800 (3)           80,800            -0-
Paul Hertz                                                                          20,200 (3)           20,200            -0-
Jeanette Himes                                                                      20,200 (3)           20,200            -0-
Richard J. Hindlian, as Trustee of the Dornstein Trust, U/I/D dated                  6,666                6,666            -0-
 12/29/99
Richard J. Hindlian, as Trustee of the MSR Trust, U/I/D dated
 12/29/99(12)                                                                       26,664               26,664            -0-

Michael Hirtenstein                                                                 40,400 (3)           40,400            -0-
Derek Hompes                                                                        40,400 (3)           40,400            -0-

Joseph D. Housepian                                                                 20,200 (3)           20,200            -0-
Ian Hunter(13)                                                                   1,774,102            1,774,102            -0-
Peter Jacobson                                                                      20,200 (3)           20,200            -0-
Duane S. Jensen                                                                     57,233 (3)           57,233            -0-
Delbert W. Johnson                                                                  50,000               50,000            -0-
Jeri L. Johnson 1999 Trust dtd 5/27/99(14)                                           7,000                7,000            -0-
Jerry L. Johnson(15)                                                                86,000               86,000            -0-
Jonathan W. Johnson 1999 Trust dtd 5/27/99(16)                                       7,000                7,000            -0-
M. William Johnson                                                                 101,000 (3)          101,000            -0-
Troy W. Johnson                                                                     40,400 (3)           40,400            -0-
David Jordan                                                                        20,200 (3)           20,200            -0-
Robert Kaplan                                                                       20,200 (3)           20,200            -0-
Emmanuel Karavas and Stefanos Kourtis, as Joint Tenants                             20,200 (3)           20,200            -0-
Howard Kaye Family Fund                                                             20,200 (3)           20,200            -0-
Jeffery Kesner                                                                       8,080 (3)            8,080            -0-
David Kestenberg                                                                   249,470 (3)          249,470            -0-
Bruce E. and Theresa Kidwell                                                         5,000                5,000            -0-
Kingdon Associates                                                                 151,500 (3)          151,500            -0-
Kingdon Family Partnership, LP                                                      40,400 (3)           40,400            -0-
Kingdon Partners                                                                   121,200 (3)          121,200            -0-
M. Kingdon Offshore NV                                                             696,900 (3)          696,900            -0-
Nicholas Kouzoukas                                                                  20,200 (3)           20,200            -0-
Serge Lafontaine(17)                                                             1,774,102            1,774,102            -0-
Leonardo, L.P                                                                       84,840 (3)           84,840            -0-
Seymour Lippman                                                                    323,200 (3)          323,200            -0-
David Liptak                                                                        70,700 (3)           70,700            -0-
Pasquale J. Livecchi                                                                20,200 (3)           20,200            -0-
Loeb Ventures I LLC(18)                                                             20,200 (3)           20,200            -0-
John D. Loewenberg                                                                  50,000               50,000            -0-
Simon Long                                                                         128,270 (3)          128,270            -0-
Thomas Lynch(19)                                                                    70,000               70,000            -0-
Michael MacCloskey(20)                                                             887,051              887,051            -0-
Arnold Malakoff                                                                     10,100 (3)           10,100            -0-
Philip and Stacey Malakoff                                                          10,100 (3)           10,100            -0-
Seymour G. and Miriam G. Mandell, as JTWROS                                        101,000 (3)          101,000            -0-
Vincent Manngard                                                                    40,400 (3)           40,400            -0-
S. Maritz                                                                           80,800 (3)           80,800            -0-
Frank Marshall                                                                     100,000              100,000            -0-

Jeffrey L. Martin, MD Money Purchase and Profit Sharing Plan                         6,734 (3)            6,734            -0-
Sidney Martin (IRA)                                                                  6,734 (3)            6,734            -0-
Mark D. Martino                                                                     10,100 (3)           10,100            -0-
Dan McKinney                                                                        10,000               10,000            -0-
Garrett D. Melby                                                                    10,000               10,000            -0-
Richard Messina                                                                     10,100 (3)           10,100            -0-
Jack L. Messman(21)                                                                 75,000               75,000            -0-
MG Securities(22)                                                                  100,000 (23)         100,000            -0-
Barbara B. Miles                                                                     5,000                5,000            -0-
Michael W. Miles. Cust. for Amy Moran Miles                                          5,000                5,000            -0-
Mirage Technologies, Inc.(24)                                                       43,750               43,750            -0-
Mirage Technologies,  L.P.(25)                                                     571,872              571,872            -0-
Mark S. Mitzner                                                                     40,400 (3)           40,400            -0-
Greg Moore                                                                           3,030 (3)            3,030            -0-
Sharon Moore                                                                        20,200 (3)           20,200            -0-
Ivan Moskowitz                                                                       3,535 (3)            3,535            -0-
Susan C. Moskowitz                                                                   6,060 (3)            6,060            -0-
Warren V. Musser(26)                                                               200,000              200,000            -0-
John C. Natale                                                                      20,200 (3)           20,200            -0-
Stephen Nicholas                                                                   161,600 (3)          161,600            -0-
John Nickolas                                                                       30,000               30,000            -0-
Stanley Ostrau                                                                      20,200 (3)           20,200            -0-
James A. Ounsworth(27)                                                              90,000               90,000            -0-
Outback Capital Ltd                                                                 43,430 (3)           43,430            -0-
John F. Owens                                                                       50,000               50,000            -0-
Preston Paine                                                                       20,200 (3)           20,200            -0-
Guy Peterson                                                                        40,400 (3)           40,400            -0-
Pete Petrochilos                                                                    20,200 (3)           20,200            -0-
Pincor Investments                                                                 151,500 (3)          151,500            -0-
Michelle Pujadas                                                                    10,000               10,000            -0-
Regent Asset Mgmt LP                                                                40,400 (3)           40,400            -0-
Jack & Joyce Reynolds Family Trust                                                  20,200 (3)           20,200            -0-
George Rioseco                                                                      20,200 (3)           20,200            -0-
Daniel J. Rosard Trustee u/t/a dated 11/3/99                                        15,000               15,000            -0-
Steven Rosard and Laurie B. Rosard JT                                               15,000               15,000            -0-
Michael Rosenblatt(28)                                                           1,731,272            1,731,272            -0-
Jeff Ruland                                                                         20,200 (3)           20,200            -0-
Isaac Russo                                                                         20,200 (3)           20,200            -0-

Scott Ryan                                                                          10,100 (3)           10,100            -0-
Safeguard 99 Capital L.P.(29)                                                   14,406,666 (30)         336,666      4,070,000(36)
Safeguard 97 Capital L.P.(29)                                                    8,233,282 (31)       2,027,365      6,205,917(36)
Safeguard Scientifics (Delaware), Inc.(32)                                         150,082 (31)              82        150,000(36)
Savage Holdings, Inc.(33)                                                          461,082 (3)          461,082            -0-
Donald Scanlon                                                                      40,400 (3)           40,400            -0-
Virginia Schaefer                                                                   21,884 (3)           21,884            -0-
Jeffrey Schnipper                                                                   20,200 (3)           20,200            -0-
Jane Seidman                                                                        10,100 (3)           10,100            -0-
Lee Seidman                                                                         30,300 (3)           30,300            -0-
Leslie G. and Lesle Zide-Selbovitz, as JTWROS                                        2,020 (3)            2,020            -0-
Carl Sempier                                                                        70,000               70,000            -0-
Schlomo Sharbat                                                                      6,733 (3)            6,733            -0-
Robert Sharkansky 401K Profit Sharing Plan dated 10/14/84                           67,165 (3)           67,165            -0-
John T. Sheehan                                                                     25,000               25,000            -0-
Joseph M. Shulman IRA FBO Joseph M. Shulman                                          3,535 (3)            3,535            -0-
Susan C. Shulman                                                                    13,130 (3)           13,130            -0-
Benjamin Smith                                                                      17,170 (3)           17,170            -0-
E. Barry Smith                                                                      12,000               12,000            -0-
Kevin Smith                                                                          5,469                5,469            -0-
M. Lazane Smith                                                                    100,000              100,000            -0-
SNI Construction Corp                                                               40,400 (3)           40,400            -0-
Standard Bank Stockbrokers                                                          40,400 (3)           40,400            -0-
Thomas J. Staniforth                                                                20,200 (3)           20,200            -0-
Margot F. and Rica G. Feil Stein, JTWROS                                            20,200 (3)           20,200            -0-
Alan Steinberg                                                                      20,200 (3)           20,200            -0-
Gruntal FBO Arthur Steinberg IRA                                                    60,600 (3)           60,600            -0-
Mitchell D. Steinberg                                                               20,200 (3)           20,200            -0-
Robert Steinberg (IRA Rollover)                                                     20,200 (3)           20,200            -0-
Abbott Stillman                                                                     20,200 (3)           20,200            -0-
Robert H. Strouse                                                                   70,000               70,000            -0-
Joe P. Sullivan                                                                     40,400 (3)           40,400            -0-
Terence C. Sullivan                                                                 10,100 (3)           10,100            -0-
Elliott Sumers                                                                      20,200 (3)           20,200            -0-
Bob Sunness                                                                         20,200 (3)           20,200            -0-
Diane Swiggard                                                                      20,494               20,494            -0-
Robert P. Toppe Jr                                                                  20,200 (3)           20,200            -0-
Gretchen E. Tucker(34)                                                               3,000                3,000            -0-

Renee Typaldos                                                                      20,200 (3)           20,200            -0-
Valor Capital Management L.P                                                        10,100 (3)           10,100            -0-
Robert Verratti(35)                                                                349,998              349,998            -0-
Eli Wachtel                                                                         80,800 (3)           80,800            -0-
Geoffrey Waller                                                                        750                  750            -0-
Jeanne Waller                                                                          750                  750            -0-
Gerald M. Wilk                                                                      15,000               15,000            -0-
Matthew Wilk                                                                         5,000                5,000            -0-
Michael T. Wilk                                                                      5,000                5,000            -0-
Stephen Wilk                                                                         5,000                5,000            -0-
Alan Winters                                                                        60,600 (3)           60,600            -0-
Alan P. Yonack                                                                      10,100 (3)           10,100            -0-
Barry Zelin                                                                         10,100 (3)           10,100            -0-
Leonard B. Zelin                                                                    40,400 (3)           40,400            -0-
Dennis J. and Maureen Zwaan                                                          5,000                5,000            -0-
Lawrence Zweibel MD PC Profit Sharing Plan                                           6,734 (3)            6,734            -0-
      TOTALS                                                                       37,935,970        17,510,053     20,425,917

-------------------
(1) LifeF/X Director and Safeguard Senior Vice President and Chief Technology Officer

(2) Former Partner of Loeb & Loeb LLP, which provides certain legal services to LifeF/X

(3) Represents shares held plus shares issuable upon exercise of currently exercisable warrants, exercisable at a per-share price of $7.50

(4)  Safeguard Senior Vice President

(5) Former counsel to Fin Sports and father of Branden T. Burningham, Esq., legal counsel to LifeF/X

(6) Spouse of Richard A. Guttendorf, Jr., Chief Financial Officer, Secretary and Director of LifeF/X and Safeguard Vice President

(7) Trust of Chief Financial Officer, Secretary and Director of LifeF/X and Safeguard Vice President

(8) Son of Richard A. Guttendorf, Jr., Chief Financial Officer, Secretary and Director of LifeF/X and Safeguard Vice President

(9)  Safeguard Senior Vice President

(10) Trust for son of John L. Halvey, Safeguard Senior Vice President

(11) Trust for daughter of John L. Halvey, Safeguard Senior Vice President

(12) Trust for family of Michael Rosenblatt, LifeF/X Chairman and Co-President

(13) LifeF/X Director

(14) Trust for daughter of Jerry L. Johnson, Senior Vice President of Safeguard

(15) Safeguard Senior Vice President

(16) Trust for son of Jerry L. Johnson, Senior Vice President of Safeguard

(17) Lifef/x Networks, Inc. Chief Technology Officer

(18) Investment vehicle of Loeb & Loeb LLP, counsel to LifeF/X with respect to certain legal matters

(19) President of Comp-U-Com, Inc., a majority-owned subsidiary of Safeguard, and former director of Pac Title/Mirage

(20) Partner of Mirage Technologies, L.P.

(21) Safeguard Director

(22) Placement agent for the private placement

(23) Represents warrants for stock issuable at an exercise price of $7.50 per share

(24) Corporation owned by Michael Rosenblatt, Chairman and Co-President of
     LifeF/X

(25) Partnership owned by Michael Rosenblatt, Chairman and Co-President of LifeF/X; Serge Lafontaine, Chief Technology Officer of Lifef/x Networks, Inc.; Ian Hunter, Director of LifeF/X; and Michael MacCloskey

(26) Safeguard Chairman and CEO and former director of Pac Title/Mirage

(27) Safeguard Chief Counsel

(28) Chairman and Co-President of LifeF/X

(29) Partnership controlled by Safeguard

(30) Represents the following:

   Shares held  ....................................................................................      333,333
   Shares issuable upon exercise of warrant, exercisable at a per share price of $2.50  ............    4,690,000
   Shares issuable upon exercise of warrant, exercisable at a per share price of $5.00  ............    4,690,000
   Shares issuable upon exercise of warrant, exercisable at a per share price of $6.00  ............    4,690,000
   Shares issuable upon exercise of warrant currently exercisable at a per share price of $7.50  ...        3,333

(31) Represents shares held plus shares issuable upon exercise of warrants, exercisable at a per share price of $0.01

(32) Shareholder of LifeF/X

(33) Consultant to Fin Sports regarding the  merger

(34) Daughter of Richard A. Guttendorf, Jr., Chief Financial Officer, Secretary and Director of LifeF/X and Vice President of Safeguard

(35) LifeF/X Director and Safeguard consultant

(36) Represents shares issuable upon exercise of warrants not exercisable within 60 days

                        SHARES ELIGIBLE FOR FUTURE SALE

  The market price of our Common Stock could decline as a result of sales of a large number of shares of our Common Stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, 19,191,414 shares of Common Stock will be outstanding, and no shares will be held as treasury stock. Following this offering, all of the shares being offered by this prospectus are freely tradable, if the sale does not violate the Lock-Up/Leak-Out restrictions. Refer to "Description of Securities-Lock-Up/Leak-Out" elsewhere in this prospectus.

                                 LEGAL MATTERS

  The validity of the shares of our Common Stock offered by this prospectus will be passed upon for LifeF/X by Branden T. Burningham, Salt Lake City, Utah. Branden T. Burningham is the son of Leonard W. Burningham, Esq. who is one of the Selling Securityholders, and holds a 12.8% limited partnership interest in the Leonard W. Burningham Fin Partnership, that owns approximately 100,000 shares of our Common Stock. Branden T. Burningham provides legal services to Duane S. Jenson, who is a Selling Securityholder.

  Loeb & Loeb LLP has passed on certain matters related to federal securities laws for LifeF/X. Partners of Loeb & Loeb LLP own all of the equity interests in Loeb Ventures I LLC, which owns 20,000 shares of LifeF/X Common Stock and warrants to purchase 200 shares of LifeF/X Common Stock at an exercise price of $7.50 per share. Loeb Ventures I LLC is a Selling Securityholder.

                                    EXPERTS

  The Consolidated Financial Statements of Lifef/x, Inc. at December 31, 1999 and 1998 and for the years then ended, and for the period June 1, 1997 to December 31, 1997, and the cumulative period June 1, 1997 through December 31, 1999, included in this prospectus and Registration Statement have been audited by KPMG LLP, independent certified public accountants, as indicated in their report , a copy of which is attached to this prospectus, and are included in this prospectus in reliance upon authority of KPMG LLP as experts in accounting and auditing.

                 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

  Mantyla, McReynolds & Associates, Salt Lake City, Utah, served as the independent public accountants for Fin Sports up until the merger. KPMG served as the independent public accountants for Pac Title/Mirage. Effective December 14, 1999, the date of the merger, we dismissed Mantyla as our independent accountants, and engaged KPMG, the then-current independent public accountants for Pac Title/Mirage, as our new independent accountants. The dismissal of Mantyla and the retention of KPMG was approved by our Board of Directors.

  Prior to the engagement of KPMG, neither we nor anyone on our behalf consulted with KPMG regarding the application of accounting principles to a specified transaction, either completed or uncompleted, or type of audit opinion that might by rendered on LifeF/X's financial statements.

  Mantyla audited Fin Sports' financial statements for the years ended December 31, 1997 and 1998. Mantyla's report for the covered periods did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles except as to Fin Sports' ability to continue as a going concern.

  During the period from January 1, 1999 to December 14, 1999 and the years ended December 31, 1997 and 1998, there were no disagreements with Mantyla on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mantyla, would have caused Mantyla to refer to the subject matter of the disagreements in its reports on Fin Sports' financial statements. In addition, there were no events of these types as described under
Item 304 of

Regulation S-B during the fiscal years ended December 31, 1997 and 1998 and the subsequent interim periods through December 14, 1999.

  Mantyla furnished Fin Sports with a letter dated December 7, 1999 addressed to the Securities and Exchange Commission stating there were no disagreements between Mantyla and Fin Sports, whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. A copy of Mantyla's letter is incorporated by reference to Exhibit 16.1 to Form 8-K filed by Lifef/x, Inc. on December 15, 1999.

                             ADDITIONAL INFORMATION

  We have filed with the Commission a registration statement on Form SB-2 under the Securities Act covering the Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, omits some of the information described in the registration statement under the rules and regulations of the Commission. For further information on LifeF/X and the Common Stock offered by this prospectus, please refer to the registration statement and the attached exhibits . Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy filed as an exhibit to the registration statement; each of these statements is qualified in all respects by that reference. The registration statement and exhibits can be inspected and copied at the public reference section at the Commission's principal office, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549, the Commission's Regional Offices located at the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048 and through the Commission's Web site (http://www.sec.gov). Copies may be obtained from the Commission's principal office upon payment of the fees prescribed by the Commission.

                                 LIFEF/X, INC.

                   Index to Consolidated Financial Statements

Independent Auditors' Report......................   F-2

Consolidated Balance Sheets.......................   F-3

Consolidated Statements of Operations.............   F-4

Consolidated Statements of Shareholders' Equity...   F-5

Consolidated Statements of Cash Flows.............   F-6

Notes to Consolidated Financial Statements........   F-7


                         Independent Auditors' Report

The Board of Directors
LifeF/X, Inc.

We have audited the accompanying consolidated balance sheets of LifeF/X, Inc. (a development stage company) and subsidiary (the Company) as of December 31, 1998 and 1999 and the related statements of operations, shareholders' equity and cash flows for the period from June 1, 1997 (inception) through December 31, 1997 and for each of the years in the two-year period ended December 31, 1999 and for the cumulative period June 1, 1997 (inception) through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LifeF/X, Inc. (a development stage company) and subsidiary as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the period from June 1, 1997 (inception) through December 31, 1997 and for each of the years in the two-year period ended December 31, 1999 and for the cumulative period June 1, 1997 (inception) through December 31, 1999 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, California


February 18, 2000, except for the last
paragraph of note 1(a), note 3 and the
last paragraph of note 4, which are as
of March 20, 2000, and the last paragraph of note 6, which is as of March 15, 2000.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                          Consolidated Balance Sheets


                                                                              December 31,              March 31,
                                                                    -------------------------------    -----------
                         Assets (note 3)                                 1998              1999           2000
                                                                    ----------------  -------------    -----------
                                                                                                        (Unaudited)
Current assets:
    Cash and cash equivalents                                       $          --         7,778,040     15,430,917
    Restricted cash from stock subscriptions - (note 5)                        --         9,051,000             --
    Interest receivable                                                        --            17,249         12,442
    Prepaid expenses                                                           --           175,000        134,891
                                                                    -------------       -----------     ----------
              Total current assets                                             --        17,021,289     15,578,250

Property, plant and equipment, net                                             --                --        331,165
Other assets                                                                   --                --        246,250
Net assets of discontinued operation - long-term (note 3)               8,143,697         4,451,701             --
                                                                    -------------       -----------     ----------
                                                                    $   8,143,697        21,472,990     16,155,665
                                                                    =============       ===========     ==========

              Liabilities and Shareholders' Equity

Current liabilities:
    Short-term notes payable to related party (note 9)              $   1,700,000                --             --
    Accounts payable and accrued expenses                                 284,123           864,123      1,032,178
    Accounts payable to PTM Productions, Inc. (note 3)                         --                --        565,311
    Net liabilities of discontinued operation - current (note 3)        2,586,648         9,598,372             --
                                                                    -------------       -----------     ----------
              Total current liabilities                                 4,570,771        10,462,495      1,597,489

Other long-term liabilities                                                    --           357,250        322,699
Long-term notes payable to related party (note 9)                       2,100,000                --             --
                                                                    -------------       -----------     ----------
                                                                        6,670,771        10,819,745      1,920,188
                                                                    -------------       -----------     ----------

Commitments and contingencies (notes 7 and 12)

Shareholders' equity (notes 2, 5 and 6):
    Preferred Stock, $.01 par value. Authorized 20,000,000
      shares (note 5):
       Series A - issued and outstanding 8,000,000 shares in 1998              --                --             --
         and none in 1999
       Series B - issued and outstanding 7,680,000 shares in 1998
         and none in 1999, stated at liquidation preference             7,996,799                --             --
    Common stock, $.001 par value.  Authorized 100,000,000
       shares; issued and outstanding 18,999,917 shares (1999)
       and 19,010,946 shares (2000)                                            --            18,992         19,011
    Common stock, $.01 par value.  Authorized 50,000,000 shares;
       issued and outstanding 320,100 shares (1998)                         3,201                --             --
    Additional paid-in capital                                              6,000        52,635,250     57,071,258
    Common stock subscribed (note 5)                                           --          (579,000)            --
    Deferred compensation related to stock options (note 6)                    --        (2,272,148)    (1,979,279)
    Deficit accumulated during development stage                       (6,533,074)      (39,149,849)   (40,875,513)
                                                                    -------------       -----------     ----------
              Total shareholders' equity                                1,472,926        10,653,245     14,235,477
                                                                    -------------       -----------     ----------
                                                                    $   8,143,697        21,472,990     16,155,665
                                                                    =============       ===========     ==========

See accompanying notes to consolidated financial statements.

                                     LIFEF/X, INC. AND SUBSIDIARY

                                    (A Development Stage Company)

                                Consolidated Statements of Operations



                                  Period from                                   Cumulative                              Cumulative
                                 June 1, 1997                                  June 1, 1997      Three Months Ended    June 1, 1997
                                  (inception)                                  (inception)     ----------------------  (inception)
                                    through         Years ended December 31,     through             March 31,           through
                                 December 31,   ------------------------------  December 31,   ---------------------     March 31,
                                     1997              1998           1999         1999           1999        2000         2000
                                --------------  --------------   -------------   ---------     ---------  ----------   -----------
                                                                                                     (Unaudited)        (Unaudited)
Revenue (notes 1 and 3)         $     --               --              --           --             --          --             --
                                --------------  --------------   -------------   ---------     ---------  ----------   -----------
Operating costs and expenses:
  General and administrative            18,705        181,942       1,493,590    1,694,237        53,919   1,242,970     2,937,207
  Research and development             624,900      1,202,762       1,754,253    3,581,915       311,948     677,717     4,259,632
                                   -----------    -----------     -----------    ---------     ---------  ----------    ----------
  Total operating costs
    and expenses                       643,605      1,384,704       3,247,843    5,276,152       365,867   1,920,687     7,196,839
                                   -----------    -----------     -----------    ---------     ---------  ----------    ----------
  Loss from operations                (643,605)    (1,384,704)     (3,247,843)  (5,276,152)     (365,867) (1,920,687)   (7,196,839)

Interest expense on borrowings          13,677         58,850          68,453      140,980         6,464      12,274       153,254
Interest expense - warrants
  issued in connection with
  debt conversion (note 5)                  --             --       9,302,339    9,302,339            --          --     9,302,339
Interest expense - warrants
  issued in connection
  with loans - (note 9)                     --             --       1,462,383    1,462,383            72          --     1,462,383
Interest income                             --             --         (17,249)     (17,249)           --    (209,353)     (226,602)
                                   -----------    -----------     -----------   ----------    ----------  ----------    ----------

  Loss from continuing operations
    before income tax expense         (657,282)    (1,443,554)    (14,063,769) (16,164,605)    (372,403) (1,723,608)  (17,888,213)

Income tax expense (note 8)                800            800             800        2,400          800       2,056         4,456
                                   -----------    -----------     -----------   ----------   ----------  ----------    ----------
  Loss from continuing operations     (658,082)    (1,444,354)    (14,064,569) (16,167,005)    (373,203) (1,725,664)  (17,892,669)

Discontinued operation (note 3):
  Loss on discontinued operation      (369,658)    (4,060,980)     (3,002,332)  (7,432,970)   (3,002,332)         --    (7,432,970)
  Loss on disposal, including
    $7,449,874 for operating
    losses from measurement date
    until December 31, 1999 and
    $2,500,000 for losses for the
    remaining disposal period               --             --     (15,549,874) (15,549,874)  (17,549,874)         --   (15,549,874)
                                     ---------    -----------     -----------   ----------    ----------  ----------    ----------
       Net loss                   $ (1,027,740)    (5,505,334)    (32,616,775) (39,149,849)  (20,925,409) (1,725,664)  (40,875,513)
                                   ===========    ===========     ===========   ==========    ==========  ==========    ==========

Net loss per common share on a
  basic and diluted basis:
    Continuing operations         $      (1.88)         (4.12)         (11.08)                     (1.07)      (0.09)
    Discontinued operation               (1.06)        (11.60)         (14.61)                    (58.70)         --
                                   -----------    -----------     -----------                 ----------  ----------

                                  $      (2.94)        (15.72)         (25.69)                    (59.77)      (0.09)
                                   ===========    ===========     ===========                 ==========  ==========

Weighted average common
  shares outstanding                   350,107        350,107       1,269,824                    350,107  19,000,127
                                   ===========    ===========     ===========                 ==========  ==========

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                Consolidated Statements of Shareholders' Equity

                                                               Pacific Title / Mirage, Inc. Preferred Stock
                                                   ---------------------------------------------------------------------
                                                               Series A                            Series B
                                                   ---------------------------------   ---------------------------------
                                                       Shares            Amount            Shares            Amount
                                                   ---------------   ---------------   ---------------   ---------------
Balance at June 1, 1997 (inception)                             --   $            --                --   $            --
Issuance of Series A Preferred Stock                     8,000,000                --                --                --
Issuance of Series B Preferred Stock and
    common stock                                                --                --         8,000,000         7,999,999
Conversion of Series B Preferred Stock
    to common stock                                             --                --          (320,000)           (3,200)
Net loss                                                        --                --                --                --
                                                   ---------------   ---------------   ---------------   ---------------
Balance at December 31, 1997                             8,000,000                --         7,680,000         7,996,799
Issuance of stock warrants (note 9)                             --                --                --                --
Net loss                                                        --                --                --                --
                                                   ---------------   ---------------   ---------------   ---------------
Balance at December 31, 1998                             8,000,000                --         7,680,000         7,996,799
Issuance of stock warrants (note 9)                             --                --                --                --
Issuance of stock warrants (note 5)                             --                --                --                --
Conversion of PTM Preferred and common
    stock into LifeF/X common stock and
    warrants upon Merger (notes 2 and 5)                (8,000,000)               --        (7,680,000)       (7,996,799)
Deferred compensation - stock options (note 6)                  --                --                --                --
Vesting of stock options issued
    as compensation (note 6)                                    --                --                --                --
Issuance of shares - private placement
    offering (note 5)                                           --                --                --                --
Private placement offering costs (note 5)                       --                --                --                --
Common stock subscribed (note 5)                                --                --                --                --
Net loss                                                        --                --                --                --
                                                   ---------------   ---------------   ---------------   ---------------
Balance at December 31, 1999                                    --                --                --                --
 Private placement offering costs (unaudited)                   --                --                --                --
 Exercise of stock options (unaudited)                          --                --                --                --
 Completion of stock subscriptions (unaudited)                  --                --                --                --
 Vesting of stock options issued
     as compensation (unaudited)                                --                --                --                --
 Increase in capital on transfer of
     assets and liabilities to PTM
     Productions, Inc., net (unaudited)                         --                --                --                --
 Net loss for the period (unaudited)                            --                --                --                --
                                                   ---------------   ---------------   ---------------   ---------------
Balance at March 31, 2000 (unaudited)                           --   $            --                --   $            --
                                                   ===============   ===============   ===============   ===============


                                                      Pacific Title / Mirage, Inc.             Lifef/x, Inc.
                                                             common stock                       common stock
                                                   --------------------------------   ---------------------------------
                                                      Shares            Amount            Shares            Amount
                                                   --------------   ---------------   ---------------   ---------------
Balance at June 1, 1997 (inception)                            --   $            --                --   $            --
 Issuance of Series A Preferred Stock                          --                --                --                --
 Issuance of Series B Preferred Stock and
     common stock                                             100                 1                --                --
 Conversion of Series B Preferred Stock
     to common stock                                      320,000             3,200                --                --
 Net loss                                                      --                --                --                --
                                                   --------------   ---------------   ---------------   ---------------
Balance at December 31, 1997                              320,100             3,201                --                --
 Issuance of stock warrants (note 9)                           --                --                --                --
 Net loss                                                      --                --                --                --
                                                   --------------   ---------------   ---------------   ---------------
Balance at December 31, 1998                              320,100             3,201                --                --
 Issuance of stock warrants (note 9)                           --                --                --                --
 Issuance of stock warrants (note 5)                           --                --                --                --
 Conversion of PTM Preferred and common
     stock into LifeF/X common stock and
     warrants upon Merger (notes 2 and 5)                (320,100)           (3,201)       12,960,750            12,601
 Deferred compensation - stock options (note 6)                --                --                --                --
 Vesting of stock options issued
     as compensation (note 6)                                  --                --                --                --
 Issuance of shares - private placement
     offering (note 5)                                         --                --         6,000,000             6,000
 Private placement offering costs (note 5)                     --                --            39,167               391
 Common stock subscribed (note 5)                              --                --                --                --
 Net loss                                                      --                --                --                --
                                                   --------------   ---------------   ---------------   ---------------
Balance at December 31, 1999                                   --                --        18,999,917            18,992
 Private placement offering costs (unaudited)                  --                --                --                --
 Exercise of stock options (unaudited)                         --                --            10,938                19
 Miscellaneous share adjustment (unaudited)                    --                --                91                --
 Completion of stock subscriptions (unaudited)                 --                --                --                --
 Vesting of stock options issued
     as compensation (unaudited)                               --                --                --                --
 Increase in capital on transfer of
     assets and liabilities to PTM
     Productions, Inc., net (unaudited)                        --                --                --                --
 Net loss for the period (unaudited)                           --                --                --                --
                                                   --------------   ---------------   ---------------   ---------------
Balance at March 31, 2000 (unaudited)                          --   $            --        19,010,946   $        19,011
                                                   ==============   ===============   ===============   ===============





                                                                                      Deferred
                                                                     Common         compensation                        Total
                                                 Additional          stock           related to        Accumulated   shareholders'
                                               paid-in capital     subscribed      stock options         deficit        equity
                                               ---------------   ---------------   ---------------   ---------------  -----------
Balance at June 1, 1997 (inception)                         --                --                --                --           --
 Issuance of Series A Preferred Stock                       --                --                --                --           --
 Issuance of Series B Preferred Stock and
      common stock                                          --                --                --                --    8,000,000
 Conversion of Series B Preferred Stock
     to common stock                                        --                --                --                --           --
 Net loss                                                   --                --                --        (1,027,740)  (1,027,740)
                                                --------------   ---------------   ---------------   ---------------  -----------
Balance at December 31, 1997                                --                --                --        (1,027,740)   6,972,260
 Issuance of stock warrants (note 9)                     6,000                --                --                --        6,000
 Net loss                                                   --                --                --        (5,505,334)  (5,505,334)
                                                --------------   ---------------   ---------------   ---------------  -----------
Balance at December 31, 1998                             6,000                --                --        (6,533,074)   1,472,926
 Issuance of stock warrants (note 9)                 1,462,383                --                --                --    1,462,383
 Issuance of stock warrants (note 5)                23,389,176                --                --                --   23,389,176
 Conversion of PTM Preferred and common
     stock into LifeF/X common stock and
     warrants upon Merger (notes 2 and 5)            7,987,399                --                --                --           --
 Deferred compensation - stock options (note 6)      2,928,689                --        (2,928,689)               --           --
 Vesting of stock options issued
     as compensation (note 6)                           25,950                --           656,541                --      682,491
 Issuance of shares - private placement
     offering (note 5)                              17,994,000                --                --                --   18,000,000
 Private placement offering costs (note 5)          (1,158,347)               --                --                --   (1,157,956)
 Common stock subscribed (note 5)                           --          (579,000)               --                --     (579,000)
 Net loss                                                   --                --                --       (32,616,775) (32,616,775)
                                                --------------   ---------------   ---------------   ---------------  -----------
Balance at December 31, 1999                        52,635,250          (579,000)       (2,272,148)      (39,149,849)  10,653,245
 Private placement offering costs (unaudited)         (236,984)               --                --                --     (236,984)
 Exercise of stock options (unaudited)                   9,981                --                --                --       10,000
 Completion of stock subscriptions (unaudited)              --           579,000                --                --      579,000
 Vesting of stock options issued
     as compensation (unaudited)                       958,144                --           292,869                --    1,251,013
 Increase in capital on transfer of
     assets and liabilities to PTM
     Productions, Inc., net (unaudited)              3,704,867                --                --                --    3,704,867
 Net loss for the period (unaudited)                        --                --                --        (1,725,664)  (1,725,664)
                                                --------------   ---------------   ---------------   ---------------  -----------
Balance at March 31, 2000 (unaudited)               57,071,258                --        (1,979,279)      (40,875,513)  14,235,477
                                                ==============   ===============   ===============   ===============  ===========

See accompanying notes to consolidated financial statements.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                     Consolidated Statements of Cash Flows


                                  Period from                                 Cumulative                                Cumulative
                                 June 1, 1997                                June 1, 1997     Three months ended       June 1, 1997
                                  (inception)                                (inception)    ----------------------     (inception)
                                   through       Years ended December 31,      through            March 31,              through
                                  December 31,  ---------------------------   December 31,  -----------------------     March 31,
                                      1997          1998            1999         1999           1999        2000          2000
                                 -------------  ------------    -----------    ----------   -----------   ----------  -------------
                                                                                                 (Unaudited)           (Unaudited)
Cash flows from
 operating activities:
 Net loss                        $  (1,027,740)   (5,505,334)   (32,616,775)  (39,149,849)  (20,925,409)  (1,725,664)  (40,875,513)
 Adjustments to reconcile
  net loss to net cash
  (used in) operating
  activities:
    Depreciation expense                    --            --             --            --            --        6,410         6,410
    Loss on disposal                        --            --     15,549,874    15,549,874    17,549,874           --    15,549,874
    Noncash interest expense -
     warrants issued in
     connection with debt conversion        --            --      9,302,339     9,302,339            --           --     9,302,339
    Noncash interest expense -
     warrants issued in
     connection with loans                  --            --      1,462,383     1,462,383            72           --     1,462,383
    Noncash compensation
     expense - stock options                --            --        682,491       682,491            --      292,869       975,360
    Changes in operating assets
     and liabilities, net of
     effects of acquisition of
     Pacific Title and
     Art Studio:
    Other receivables, prepaid
     expenses and other assets              --            --       (192,249)     (192,249)           --     (201,334)     (393,583)
    Accounts payable, accrued
     expenses and other
     long-term liabilities             113,300       170,823        937,250     1,221,373        22,503      698,815     1,920,188
  Net cash provided by (used in)
    discontinued operation            (176,858)    4,783,201     (6,079,122)   (1,472,779)           --           --    (1,472,779)
                                 -------------  ------------    -----------     ---------    ----------    ---------     ---------
Net cash (used in)
  operating activities              (1,091,298)     (551,310)   (10,953,809)  (12,596,417)   (3,352,960)    (928,904)  (13,525,321)
                                 -------------  ------------    -----------    ----------    ----------    ---------    ----------

Cash flows from
 investing activities:
 Acquisition of Pacific Title
  and Art Studio, net of
  cash acquired                    (15,478,659)           --             --   (15,478,659)           --           --   (15,478,659)
 Purchase of property, plant
  and equipment                       (496,710)   (2,623,631)    (1,187,494)   (4,307,835)           --     (337,575)   (4,645,410)
                                 -------------  ------------    -----------    ----------     ---------    ---------    ----------
  Net cash (used in)
   investing activities            (15,975,369)   (2,623,631)    (1,187,494)  (19,786,494)           --     (337,575)  (20,124,069)
                                 -------------  ------------    -----------    ----------    ----------    ---------    ----------

Cash flows from financing
 activities:
 Proceeds from note payable
  to related party                     600,000     1,500,000     12,300,000    14,400,000     3,900,000           --    14,400,000
 Borrowings of long-term debt
  from related party                        --     1,700,000             --     1,700,000            --           --     1,700,000
 Borrowings on debt                  8,766,667        50,000             --     8,816,667            --           --     8,816,667
 Proceeds from sale of
  warrants exercisable into
  600,000 shares of common stock            --         6,000             --         6,000            --           --         6,000
 Proceeds from issuance of
  Series B Preferred Stock
  and common stock                   8,000,000            --             --     8,000,000            --           --     8,000,000
 Proceeds from sale of stock
  through private placement                 --            --     17,421,000    17,421,000            --      579,000    18,000,000
 Restricted cash from stock
  subscriptions                             --            --     (9,051,000)   (9,051,000)           --    9,051,000            --
 Private placement
  offering costs                            --            --     (1,157,956)   (1,157,956)           --           --    (1,157,956)
 Proceeds from exercise of
  stock options                             --            --             --            --            --       10,000        10,000
 Net cash provided by (used in)
  financing activities -
  discontinued operation              (300,000)      (81,059)       407,299        26,240      (547,040)    (720,644)     (694,404)
                                 -------------   -----------    -----------    ----------    ----------    ---------     ---------
  Net cash provided by
   financing activities             17,066,667     3,174,941     19,919,343    40,160,951     3,352,960    8,919,356    49,080,307
                                 -------------   -----------    -----------    ----------    ----------    ---------    ----------

  Net increase in cash and
   cash equivalents                         --            --      7,778,040     7,778,040            --    7,652,877    15,430,917

Cash and cash equivalents at
  beginning of period                       --            --             --            --            --    7,778,040            --
                                 -------------   -----------    -----------   -----------    ----------   ----------    ----------
Cash and cash equivalents
 at end of period                $          --            --      7,778,040     7,778,040            --   15,430,917    15,430,917
                                 =============   ===========    ===========   ===========    ==========   ==========    ==========

Supplemental disclosures of
 cash flow information:
  Cash paid during the
   period for:
    Interest, including
     discontinued operation      $      60,277       700,056        726,802     1,487,135       183,455      189,212     1,676,347
    Income taxes                            --           800            800         1,600            --        2,506         4,106
                                  ============   ===========    ===========     =========    ==========   ==========    ==========

Supplemental disclosure of
 noncash financing activities:
  Common stock warrants          $          --            --     23,389,176    23,389,176            --           --    23,389,176
  Common stock subscribed                   --            --        579,000       579,000            --           --       579,000
  Deferred compensation
   related to stock options                 --            --      2,928,689     2,928,689            --           --     2,928,689
  Transfer of assets and
   liabilities of discontinued
   to PTM Productions,
   Inc., net                                --            --             --            --            --    3,704,867     3,704,867
                                 =============   ===========    ===========     =========    ==========   ==========     =========

See accompanying notes to consolidated financial statements.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

(1)  Summary of Significant Accounting Policies

     (a)  Organization and Description of Business

          On December 14, 1999, Fin Sports U.S.A., Inc. (FSI) completed a transaction (the Merger), whereby FSI acquired all of the outstanding capital stock of Pacific Title/Mirage, Inc. (PTM) through the merger of a wholly owned subsidiary of FSI, with and into PTM, with PTM as the surviving corporation. In connection with the Merger, FSI changed its name to Lifef/x, Inc. (LifeF/X or the Company) and PTM changed its name to Lifef/x Networks, Inc. For a detailed discussion of this transaction, refer to note 2 - Acquisition of Pacific Title/Mirage, Inc. by Fin Sports U.S.A., Inc.

          LifeF/X, Inc. and its wholly-owned subsidiary, LifeF/X Networks, Inc. have been engaged in the following operations: (1) the development of LifeF/X technology, a mathematically based technology capable of creating photo-realistic computer animation of biological entities, including humans animated in real time, and (2) the non-LifeF/X operations, which provides film title, credits, special effects, digital effects and related services to the motion picture and television industry.

          The Company is a development stage enterprise as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to developing technology. Planned principal operations have commenced, but have not produced LifeF/X technology revenue to date.

          The Company's inception was June 1, 1997 when development of LifeF/X technology commenced, and the Company was formally incorporated on September 11, 1997.

          On September 30, 1997, Mirage Technologies, LP (Mirage) contributed certain of its technologies and net assets to the Company in exchange for 8,000,000 shares of Series A Preferred Stock and 25 shares of common stock. This transaction was accounted for as a reorganization of entities under common control and, accordingly, the assets and liabilities were recorded at their historical cost basis in a manner similar to a pooling of interests. Since there was no historical-cost basis for the technology contributed by Mirage, no value was assigned. The Company assumed net liabilities from Mirage totaling $792,878 that consisted primarily of the fixed assets and expenses related to the LifeF/X development activities of Mirage.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

          On October 30, 1997, Safeguard Scientifics, Inc. (Safeguard) invested $8 million in cash in the Company in exchange for 8,000,000 shares of Series B Preferred Stock and 75 shares of common stock. On October 30, 1997, Safeguard converted 320,000 of its Series B Preferred Stock into 320,000 shares of common stock and transferred these shares to an officer of the Company.

          On October 31, 1997, the Company acquired certain assets and liabilities of Pacific Title and Art Studio (PTAS) for net purchase consideration of approximately $15.5 million. The acquisition was accounted for as a purchase and the results of PTAS' operations are included in the results of operations of the Company from the date of acquisition. The aggregate purchase price has been allocated to the assets and liabilities of PTAS based upon their respective fair market values. The excess of the purchase price over the fair value of net assets acquired was approximately $7.3 million and is being amortized over the expected useful life. Refer to item (f) of note 1 - Summary of Significant Accounting Policies.

          The Company has incurred losses from its inception (June 1, 1997) to date. During this period, Safeguard has loaned the Company significant amounts to support the operations of the business and to finance capital expenditures. In 1999, the Board of Directors decided to concentrate the Company's efforts on LifeF/X development, with primary emphasis on Internet applications and, accordingly, initiated steps to dispose of the non-LifeF/X operations, and thereby reduce cash outflows and raise cash through the sale of non-LifeF/X assets to repay the Company's bank debt. The Company is focusing on development of LifeF/X technology for potential commercial uses with primary emphasis on Internet applications. Therefore, the non-LifeF/X operations have been reflected as a discontinued operation in the accompanying consolidated financial statements for all periods presented. Refer to note 3 - Discontinued Operation and Spin Off Transaction.

          On March 20, 2000, LifeF/X sold its non-LifeF/X assets, to PTM Productions, Inc., an entity owned by the pre-Merger Pac Title/Mirage shareholders. The sale included a transfer of all liabilities associated with the discontinued operation, including all debt.
          In addition, Safeguard has fully indemnified LifeF/X against all liabilities associated with the discontinued operation. Refer to note 3 - Discontinued Operation and Spin Off Transacton.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     (b)  Principles of Consolidation

          The accompanying consolidated financial statements include the accounts of LifeF/X, Inc. and its wholly-owned subsidiary LifeF/X Networks, Inc. All significant intercompany accounts, intercompany profits and intercompany transactions are eliminated.

     (c)  Cash and Cash Equivalents

          Cash and cash equivalents are comprised of highly liquid investments with original maturities of three months or less.

     (d)  Revenue Recognition

          Revenue related to the Company's discontinued non-LifeF/X operations are from film title and special effects service contracts and are recognized on a percentage-of-completion basis based on costs incurred to estimated total costs to be incurred. Unbilled receivables amount to $576,450 and $1,374,874 as of December 31, 1998 and 1999,
          respectively, and represent revenue that has been earned by the Company, but not yet billed to the customer. All unbilled receivables are related to the discontinued operation and included in net liabilities of discontinued operation - current. Refer to note 3 - Discontinued Operation and Spin off Transaction. Any anticipated losses on contracts are expensed when identified.

          Revenue for continuing operations is expected to be derived from the sale of software products and services of the LifeF/X technology. Revenues will be recognized upon shipment. To date, no LifeF/X technology revenues have been recognized.

     (e)  Property, Plant and Equipment

          Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. All property, plant and equipment are related to the discontinued operation and included in net assets of discontinued operation - long-term. Depreciation of property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets, generally 3 to 15 years or, for leasehold improvements, the term of the lease, if shorter. The Company also utilizes equipment that is subject to operating and capital leases. Refer to note 7 - Commitments. Refer to note 3 - Discontinued Operation and Spin Off Transaction for a discussion of the transfer of all of these lease obligations to PTM Productions, Inc.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     (f)  Excess of Cost over Net Assets Acquired

          The Company continually evaluates the recoverability of goodwill for indication of impairment based on the undiscounted future cash flows from the related business activity. During 1998, the Company assessed the goodwill attributable to its digital effects business and consequently wrote off approximately $1,113,000 which is included in loss on discontinued operation in the accompanying consolidated statements of operations. The remaining excess of cost over net assets acquired is being amortized on a straight-line basis over 20 years. As of December 31, 1999, excess of cost over net assets acquired was $5,202,185, net of accumulated amortization of $1,000,000, which is included in net assets of discontinued operation - long-term.

     (g)  Research and Development Costs

          Research and development costs related to designing, developing and testing the LifeF/X and other technologies are charged to expense as incurred.

     (h)  Income Taxes

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes reflect the impact of "temporary differences" between assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

     (i)  Concentration of Credit Risk

          Substantially all of the Company's past business activity has been related to its discontinued operation, primarily customers in the motion picture and television industry located in Southern California. The Company performs ongoing credit evaluations of its customers but does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. Although the Company does not currently foresee credit risk associated with its receivables in excess of amounts provided for in the allowance for doubtful accounts, repayment is dependent upon, among other things, the financial stability of its customers and the industry and geographic location in which the Company operates.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

          One customer represented approximately 21% of the Company's 1999 net revenue related to the discontinued operation, and two customers represented approximately 40% and 14% of the Company's accounts receivable as of December 31, 1999, which is included in net liabilities of discontinued operation - current.

     (j)  Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (k)  Accounting for Stock Options

          The Company accounts for stock option grants under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which permits the use of the intrinsic-value method for grants to employees in accordance with Accounting Principles Board
          (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

     (l)  Earnings (Loss) per Share

          Basic earnings (loss) per share is computed by dividing net income
          (loss) available to common shareholders by the weighted average number of common shares outstanding during the period in accordance with SFAS No. 128, "Earnings Per Share." Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings (loss) per share is computed similarly to fully diluted earnings (loss) per share pursuant to APB Opinion No. 15.

          There were 1,514,835, 5,529,375 and 5,518,437 (unaudited) common stock options outstanding at December 31, 1998 and 1999, and March 31, 2000, respectively, and 27,951,312 warrants to purchase shares of common stock at December 31, 1999 and March 31, 2000 which were not included in the computation of diluted loss per share because the impact would have been antidilutive .

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     (m)  Long-Lived Assets

          The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. All long-lived assets are included in net assets of discontinued operation - long-term. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted operating cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

          In March 1999, the Company reviewed its long-lived assets in light of operating losses that the Company continued to recognize. The future undiscounted cash flows were compared to the net carrying value of the related assets. The future undiscounted cash flows were not sufficient to recover the net carrying value of the assets, and a $1.4 million impairment charge was recorded by the Company and is included in the loss on discontinued operation in the year ended December 31, 1999. Refer to note 3 - Discontinued Operation and Spin Off Transaction.

     (n)  Other Comprehensive Income (Loss)

          On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. Comprehensive income
          (loss) consists of net income (loss) and net unrealized gains (losses) on securities and is presented in the statements of shareholders' equity and comprehensive income (loss). The statement requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations. The Company does not have any transactions or other economic events that qualify as other comprehensive income (loss) as defined under SFAS No. 130. As such, net income (loss) equaled comprehensive income (loss) for all periods.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     (o)  Segment Reporting

          In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes a standard for the way public business enterprises are to report selected information about operating segments. The determination of an entity's operating segments is based upon a management approach, including the way management organizes the segment within the enterprise for making operating decisions and assessing performance. Management currently reviews financial data at the highest level, the commercial application of LifeF/X technology and film title and special effects services (non-LifeF/X operations). Therefore, under the management approach of SFAS No. 131, there are two operating segments, one of which is treated as a discontinued operation. Refer to note 3 - Discontinued Operation and Spin Off Transaction.

     (p)  Unaudited Interim Financial Statements

          The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, for the fair statement of the Company's financial condition as of March 31, 2000 and its results of operations and cash flows for the three months ended March 31, 1999 and 2000.


(2)  Acquisition of Pacific Title/Mirage, Inc.
     by Fin Sports U.S.A., Inc.

     On December 14, 1999, Fin Sports U.S.A., Inc. acquired all of the outstanding capital stock of PTM through the merger of a wholly owned subsidiary of FSI with and into PTM, with PTM as the surviving corporation. Since the shareholders of PTM received the majority voting interests in the combined company, PTM is the acquiring enterprise for financial reporting purposes. The transaction was recorded as a reverse acquisition using the purchase method of accounting whereby equity of PTM was adjusted for the fair value of the acquired tangible net assets of the wholly owned subsidiary of FSI.

     Because PTM is the acquirer for accounting purposes, the consolidated financial statements presented at December 31, 1998 and for the period from June 1, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998 are therefore those of PTM, not FSI. In addition, the operating results for the period January 1, 1999 through the date of the transaction, December 14, 1999, reflect those of PTM, not FSI. Operating results thereafter reflect the combined operations of PTM and FSI.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     The operating results reflected in the accompanying consolidated financial statements do not include FSI's operating activities prior to December 14, 1999, the date of the Merger. The following summarized pro forma information assumes the Merger occurred on June 1, 1997 (inception), January 1, 1998 and January 1, 1999, respectively:


                                                          Period from
                                                         June 1, 1997
                                                          (inception)
                                                            through                Years ended December 31,
                                                          December 31,         --------------------------------
                                                              1997                  1998             1999
                                                      -------------------      ---------------    -------------
       Revenue                                        $            --                    --                --
       Loss from continuing operations                       (658,352)           (1,447,033)      (17,167,322)
       Loss per share from continuing operations                 (.05)                 (.11)            (1.29)
       Weighted average shares outstanding                 12,999,917            12,999,917        13,295,807

In December 1999, prior to the Merger, Savage Holdings, Inc. (SHI), a consultant, entered into an option agreement with Duane Jenson (Jenson), principal shareholder of FSI for services rendered to Jenson for the benefit of FSI. Pursuant to the terms of the option agreement, Jenson granted to SHI an option to receive 64% of any proceeds from the sale of FSI common stock owned by Jenson. The option exercise price was $500,000 and the option was exercisable only during the ten-day period immediately following the Merger.

After the Merger, SHI exercised this option. SHI has no voting rights or any other rights of a common shareholder. Jenson deposited shares of FSI common stock equal to 64% of his holdings into an escrow account. FSI ascribed a value of $3.1 million to this option at the date of grant and accordingly, FSI recognized a charge to its results of operations, prior to the Merger.


(3)  Discontinued Operation and Spin Off Transaction

     As discussed in note 1 - Summary of Significant Accounting Policies, the Company's Board of Directors decided to dispose of the non-LifeF/X operations in March 1999 and the Company has accounted for the non-LifeF/X operations as a discontinued operation.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     The condensed operating results of the discontinued operation are as follows:


                                                          Period from
                                                          June 1, 1997
                                                          (inception)
                                                            through              Years ended December 31,
                                                          December 31,        -----------------------------
                                                              1997                1998             1999
                                                       ---------------        ------------     ------------
       Revenue                                         $     2,971,759          21,633,151       14,059,769
       Loss from discontinued operation, including
        $1,400,000 impairment charge in 1999                 (369,658)          (4,060,980)      (3,002,332)
       Loss on disposal, including $7,449,874 for
        operating losses from measurement date
        until December 31, 1999 and $2,500,000
        for losses for the remaining disposal
        period                                                     --                   --      (15,549,874)
                                                       ===============        ============      ===========

The accrued liability for estimated operating losses of the discontinued operation for the period from January 1, 2000 to the date of the spin-off, March 20, 2000, include: (1) estimated fees payable to the bank of approximately $200,000 related to the restructured bank facility (note 4) and, (2) a charge of approximately $800,000 related to modification of terms of certain stock options held by employees of the discontinued operation (note 6).

The operating loss incurred by the discontinued operation during the period from January 1, 2000 to March 20, 2000 was $1,839,500 (unaudited). This amount was applied to the accrued liability for estimated operating losses of discontinued operation for the remaining disposal period, established in the year ended December 31, 1999.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     The net assets (liabilities) of the discontinued operation are summarized as follows:

                                                                                           December 31,
                                                                          --------------------------------------------
                                                                                   1998                     1999
                                                                          -------------------      -------------------
     Current assets                                                       $      3,530,391                4,728,178
     Current portion of long-term bank debt (note 4)                            (1,600,000)              (4,666,667)
     Bank line of credit (note 4)                                               (2,550,000)              (2,484,000)
     Short-term notes payable to related party (note 9)                                 --               (2,775,000)
     Current liabilities - other                                                (1,967,039)              (1,900,883)
     Accrued liability for estimated operating losses of discontinued
      operation for remaining disposal period                                           --               (2,500,000)
                                                                          -------------------      -------------------
          Net liabilities of discontinued operation - current             $     (2,586,648)              (9,598,372)
                                                                          ===================      ===================


                                                                                       December 31,
                                                                       --------------------------------------------
                                                                              1998                       1999
                                                                       -------------------      -------------------
     Property, plant and equipment, net                                $      8,962,970                7,287,839
     Excess of cost over net assets acquired, net                             5,502,185                5,202,185
     Other assets                                                               115,325                   42,400
     Long-term bank debt, net of current portion (note 4)                    (4,666,667)                      --
     Other long-term debt to related parties (note 9)                          (570,497)                (980,692)
     Long-term liabilities - other                                           (1,199,619)              (1,500,031)
     Accrued loss on disposal of discontinued operation                              --               (5,600,000)
                                                                       ----------------         ----------------
          Net assets of discontinued operation - long-term             $      8,143,697                4,451,701
                                                                       ================         ================

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     On March 20, 2000, the Company sold all of its non-LifeF/X assets and liabilities (collectively, the "Spin Off Assets and Liabilities") detailed above to PTM Productions, Inc. (PTM Productions), an entity owned by the pre-Merger PTM stockholders. The Spin Off Assets and Liabilities consist primarily of the assets and liabilities relating to PTM's Optical Division, Scanning and Recording Division and now defunct Digital Division, including: certain leased and owned real property, outstanding bank debt and certain debt owed to Safeguard for loans made by Safeguard to PTM during the period between October 1, 1999 and the consummation of the spin off transaction (the Post September 30 Debt).

     All the Spin Off Assets and Liabilities were transferred to PTM Productions, effective with the March 20, 2000 sale. Neither the Company nor its stockholders will be entitled to any beneficial interest in the Spin Off Assets and Liabilities. At the date of the spin off transaction, the liabilities of the non-LifeF/X operations exceeded the assets of the non-LifeF/X operations, and as a result, the Company recorded additional paid-in capital in March 2000 of $3,704,867 (unaudited) to reflect that the liabilities assumed by PTM Productions exceeded net assets transferred to PTM Productions.

     In connection with the spin off transaction, the Company obtained consents from a number of third parties, including its bank lender, which holds a lien covering all of its assets, including the LifeF/X technology. Assets relating to the LifeF/X technology were released in conjunction with the spin off. As part of the spin off transaction, the Company transferred this bank debt to PTM Productions and Safeguard has agreed to indemnify the Company from and against any and all losses and liabilities relating to or arising from the bank debt. In addition, in connection with the spin off transaction, PTM Productions and Safeguard have provided certain indemnities to the Company for the Spin Off Assets and Liabilities. In consideration for the Safeguard indemnification, subject to any senior liens, Safeguard has been granted a security interest in the Spin Off Assets and Liabilities and will be entitled to any excess operating proceeds or sale proceeds from the Spin Off Assets and Liabilities to secure repayment of the Post September 30 Debt and reimbursement of indemnification amounts paid by Safeguard to the Company.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)


     In addition to the Safeguard indemnity described above, Safeguard will indemnify the Company for shortfalls in the day-to-day operating expenses of the Optical and Scanning and Recording Divisions under contracts and other arrangements entered into in the ordinary course of business of such Divisions, but not for claims, losses or liabilities outside the ordinary course of the day-to-day operations of these Divisions or any other unusual claims or liabilities including, without limitation, any disputes, litigation or other proceedings whether arising under contracts or other arrangements entered into in the ordinary course or otherwise, claims by present or former employees and claims relating to any sale or transfer (whether or not consummated) of any or all of the Spin Off Assets and Liabilities.

     Neither PTM Productions nor Safeguard will indemnify the Company for any losses or liabilities relating to any Spin Off Assets and Liabilities to the extent they are actually used in the LifeF/X business.

     At March 31, 2000, the consolidated balance sheet reflects a $565,311 (unaudited) payable to PTM Productions, Inc. by LifeF/X. This represents disbursements by PTM Productions for LifeF/X payroll and other operating expenses that were reimbursed by LifeF/X subsequent to March 31, 2000 (unaudited).


(4)  Long-Term Bank Debt and Lines of Credit

     The Company has a $3,000,000 revolving credit facility with a bank that has been extended until May 29, 2000. Borrowings under the credit facility bear interest, which is payable monthly, at prime (7.75% at December 31, 1998 and 8.5% at December 31, 1999) plus .25%. There was $2,550,000 and $2,484,000 outstanding on the credit facility at December 31, 1998 and 1999, respectively, which is included in net liabilities of discontinued operation- current. Refer to note 3-Discontinued Operations and Spin Off Transaction. The credit facility is collateralized by accounts receivable and a $2,000,000 guarantee by Safeguard.

     The Company's term loan agreement and revolving credit facility contain various covenants related to financial ratios, minimum levels of net worth and other limitations. The Company was in compliance with these covenants through October 31, 1998. The Company was not in compliance with certain financial covenants as of December 31, 1998. Notwithstanding the fact that the Company has not been in compliance since December 31, 1998, the bank, based on the continued support provided by Safeguard and the timeliness of the Company's scheduled loan payments, has not declared any defaults or pursued any remedies against the Company to date. Refer to note 3 - Discontinued Operation and Spin Off Transaction, for a discussion of Safeguard's indemnification obligations. As of December 15, 1999, the Company entered into a consent letter with the bank pursuant to which the bank agreed, subject to certain terms and conditions (including an increase in principal payments as noted below), to extend the repayment of the credit facility to February 29, 2000 and which has subsequently been extended to May 29, 2000 through a forbearance agreement with the bank.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     The following is a summary of long-term bank debt included with assets (liabilities) of discontinued operation. Refer to note 3 - Discontinued Operation and Spin Off Transaction:

                                                                                          December 31,
                                                                          -----------------------------------------
                                                                                  1998                    1999
                                                                          -------------------     -----------------
     Term loan with bank                                                  $      6,266,667               4,666,667
       Less current portion                                                      1,600,000               4,666,667
                                                                          ----------------        ----------------

                Long-term debt, net of current portion                    $      4,666,667                      --
                                                                          ================        ================


     Under the original term loan agreement, the term loan was payable in 60 monthly principal installments through November 2002 of $133,333 plus interest at prime (7.75% at December 31, 1998 and 8.5% at December 31,
     1999) plus .25%. In December 1999, the Company agreed to increase the principal payments to $158,333 per month from January 2000 through February 2000 and $183,333 per month until November 2002. On March 20, 2000, the Company entered into a restructure agreement with the bank that allowed the Company to extend repayment of the amounts outstanding under its line of credit to May 29, 2000 and obtained a forbearance with respect to the debt covenants from the bank on the long-term debt through May 29, 2000. However, there is no assurance that the bank will extend the term past May 29, 2000. Therefore, all of the term debt has been classified in net liabilities of discontinued operation -current, in the December 31, 1999 consolidated financial statements. The term loan is secured by all assets of the Company's discontinued operation (excluding equipment subject to capitalized leases). In connection with this restructure agreement, the Company agreed to reimburse the bank for certain legal fees incurred, estimated at $100,000 and Safeguard has agreed to transfer warrants to purchase LifeF/X common stock at an exercise price of $0.01 per share to the bank valued at $100,000. Such amounts have been included in accrued liability for estimated operating losses of discontinued operation.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

(5)  Shareholders' Equity

     Prior to the Merger, the Company had 20,000,000 shares of Preferred Stock authorized, with 8,000,000 shares of Series A Preferred Stock and 7,680,000 shares of Series B Preferred Stock outstanding. All of the shares of the Series B Preferred Stock and 1,760,000 shares of the Series A Preferred Stock were owned by Safeguard. In conjunction with the Merger, the Series A Preferred Stock was converted into LifeF/X Common Stock using a conversion factor of 1.0937432, resulting in the issue of 8,749,846 shares. The Series B Preferred Stock was converted into LifeF/X Common Stock using a conversion factor of .2856811467, resulting in the issue of 2,194,031 shares. In addition, the Series B Preferred Stock converted into warrants to purchase LifeF/X common stock at an exercise price of $.01 per share using a conversion factor of .8080621094, resulting in the issue of 6,205,917 warrants to Safeguard.

     Effective upon the Merger, Safeguard converted $14,086,837 of PTM debt and accrued interest thereon of $761,837 owed to Safeguard into the right to receive warrants for 3,997,500 shares of LifeF/X common stock. The warrants have a term of ten years (expiring December 2009) and are exercisable beginning December 14, 2000 (one year after the Merger), at an exercise price of $.01 per share subject to certain early exercise events specified in the warrants.

     In connection with the Merger, warrants for 11,725,000 PTM shares held by Safeguard prior to the Merger carried forward on a share-for-share basis as warrants for LifeF/X common stock. The warrants have a term of ten years (expiring December 2009) and are exercisable beginning December 14, 2000 (one year after the Merger), subject to certain early exercise events specified in the warrants. 50% of the warrants held by Safeguard were carried forward as warrants to purchase 5,862,500 shares of LifeF/X common stock at an exercise price of $2.50 per share and the remaining 50% to purchase 5,862,500 shares of LifeF/X common stock at $5.00 per share. In addition, Safeguard received warrants to purchase 5,862,500 shares of LifeF/X common stock at an exercise price of $6.00 per share.

     Upon issuance, the Company estimated the fair value of the warrants using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.5%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 60%, and a weighted-average expected life of the warrants of seven years. The range of values assigned to the warrants was $1.94 to $3.00 per share, and the total value assigned was $23,389,176. The value assigned to the warrants, less the $14,086,837 in debt and accrued interest converted, amounted to $9,302,339, which was recorded as additional paid-in capital and as additional interest expense during the year ended December 31, 1999.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     Concurrently with the Merger, LifeF/X, Inc. initiated a private placement offering for $18 million through the sale of 6,000,000 units at $3.00 per unit to certain investors. Each unit consisted of (i) one share of common stock and (ii) a warrant to purchase .01 share of common stock at $7.50 per share, exercisable pursuant to the holder's put right, all on certain terms and conditions.

     The private placement occurred in two stages. The first portion of the placement closed in December 1999 and the Company received the proceeds relating to 2,983,000 units. The second portion of the placement closed in February 2000 at which time Company received the balance of the proceeds relating to 3,017,000 units. At December 31, 1999, the balance sheet reflects $9,051,000 in escrow funds and cash from stock subscriptions which had been received but not yet paid to the Company. Subsequent to year end, the funds in escrow were released to the Company.

     At December 31, 1999, the Company had unit subscriptions for $579,000 which were funded subsequent to year end. These are reflected as common stock subscribed in the shareholders' equity section of the consolidated balance sheet. At December 31, 1999 the costs of the offering were estimated at $1,157,956 and were deducted from additional paid-in capital, offsetting the gross proceeds of the offering. During the three months ended March 31, 2000, the Company incurred additional costs of $236,984 (unaudited) directly related to the offering which were deducted from additional paid-in capital in the quarter ended March 31, 2000.

     Safeguard purchased 333,333 units of the offering for $1,000,000 ($3.00 per unit), receiving 333,333 shares of common stock and related warrants for the purchase of 3,333 shares.

     Refer to note 2 - Acquisition of Pacific Title/Mirage, Inc. by Fin Sports U.S.A., Inc., for a discussion of the acquisition of all of PTM's capital stock by FSI in conjunction with the Merger in December 1999.

(6)  Stock Option Plan

     PTM had a stock option plan (the 1997 Compensation Plan) which provided for the grant to PTM employees of incentive stock options and for the grant of nonstatutory stock options, stock awards or restricted stock to PTM employees, directors and consultants. Effective upon the Merger, this stock option plan was terminated and LifeF/X, Inc. adopted the 1999 Long-Term Incentive Plan (the Plan) with terms substantially similar to those of the PTM plan. The new Plan reserves up to 5,529,375 shares of LifeF/X common stock for issuance under the Plan. Following the adoption of the new plan, LifeF/X, Inc. assumed the obligations of outstanding options granted to PTM employees under the PTM plan.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     These outstanding option obligations included an option grant to Lucille Salhany (the Chief Executive Officer, Co-President and a director of the Company) for 1,952,459 shares of common stock (after adjusting for the conversion from PTM shares to FSI shares). The options are exercisable at $1.50 per share (as adjusted). 20% of the options vested at the date of grant and the balance of the options vest on a quarterly basis over two years. For financial reporting purposes, the Company has recorded deferred stock compensation of $2,928,689 during the year ended December 31, 1999, representing the difference between the exercise price and the fair value of the Company's common stock on the grant date. This amount is being amortized by a charge to operations ratably over the two year vesting period. Such amortization expense amounted to $656,541 for the year ended December 31, 1999 and $292,869 for the quarter ended March 31, 2000 (unaudited).

     In addition, the Company recognized $25,950 of compensation expense for options granted to a non-employee, representing the fair value of such options on the grant date.

     In addition, in connection with the Merger, LifeF/X, Inc. granted options to various employees subject to vesting schedules. Nonstatutory stock options granted must be at least 85% of fair market value at grant date. Outstanding options under the Plan vest in varying increments and expire on or before the 10th anniversary of the grant date or upon earlier termination.

     Restricted stock purchase options may be subject to vesting contingencies or other specified conditions.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     The following table summarizes stock option activity for the period from June 1, 1997 (inception) through December 31, 1997 and for the two years ended December 31, 1999, (as adjusted for the conversion of PTM shares to LifeF/X shares at a factor of 1.0937432 LifeF/X shares per PTM share): All option grants (except the 1,952,459 options granted to Lucille Salhany as described above), were at exercise prices which approximated or exceeded the fair market value of the underlying common stock at the date of grant.

                                                                                                        Weighted-
                                                                                                         average
                                                                                Number of            exercise price
                                                                                 shares                 per share
                                                                          -------------------      -------------------
     Balance at December 31, 1997                                                          --      $                --
       Granted                                                                      1,514,835                      .91
                                                                          -------------------      -------------------
     Balance at December 31, 1998                                                   1,514,835                      .91
       Granted                                                                      4,788,362                     2.39
       Canceled                                                                      (773,822)                    (.91)
                                                                          -------------------      -------------------
     Balance at December 31, 1999                                                   5,529,375                     2.19
       Exercised (unaudited)                                                          (10,938)                     .91
                                                                          -------------------      -------------------
     Balance at March 31, 2000 (unaudited)                                          5,518,437      $              2.19
                                                                          ===================      ===================


     Reserved for future issuance at December 31, 1999                                     --
                                                                          ===================
     Reserved for future issuance at March 31, 2000 (unaudited)                            --
                                                                          ===================


     In March 2000, the Company's Board of Directors granted stock options for an additional 219,023 shares pending the approval of the Company's shareholders. Shareholder approval is necessary in order to expand the number of shares authorized under the Plan from 5,529,375 shares of LifeF/X stock to 7,981,850 shares. As shareholder approval had not been obtained as of March 31, 2000, all options granted in excess of the original 5,529,375 shares authorized are not considered outstanding and have not been included in the preceding analysis. Management will seek shareholder approval at the next annual meeting of shareholders. Once shareholder approval is obtained, the additional options will be effectively granted and the appropriate APB 25 and SFAS 123 calculations can be completed.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     If the Company had elected to recognize compensation cost based on the fair value at the date of grant, consistent with the method as prescribed by SFAS No. 123, "Accounting for Stock Based Compensation," loss from continuing operations before discontinued operation for the years ended December 31, 1998 and 1999 would have changed to the pro forma amount indicated below:

                                                                             1998              1999
                                                                     -----------------------------------

                    Loss from continuing operations:
                        As reported                                  $     (1,444,354)      (14,064,569)
                        Pro forma                                          (1,832,000)      (15,465,000)

                        Basic and diluted loss per
                         share from continuing
                         operations - pro forma                                 (5.23)           (12.18)
                                                                     ==================================

     The fair value of options granted during 1999 was determined using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.5%, dividend yield of 0%, expected volatility of 60% and an expected life of 5 years. At date of grant, the fair value of the stock options ranged from $1.73 to $2.19 per option in 1999. The fair value of options granted during 1998 was determined using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.0%, dividend yield of 0%, expected volatility of 0% and an expected life of 5 years. At date of grant, the fair value of the stock options was $.28 per option in 1998.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)


     The following table summarizes information about stock options outstanding at December 31, 1999:

                                                    Options outstanding
     -----------------------------------------------------------------------------------------------------------------------------
                                                     Weighted-
                                                     average                Weighted-                               Weighted-
            Range of                                remaining               average                                 average
            exercise              Number           contractual              exercise             Number             exercise
             prices            outstanding             life                  price             exercisable            price
        --------------     ------------------    ------------------    ------------------    ----------------    ------------------
        $       .91                741,013            8.3 years        $      .91                 522,491         $      .91
               1.50              1,952,459            9.9 years              1.50                 437,694               1.50
               3.00              2,835,903            9.9 years              3.00                 310,958               3.00
                           ---------------                                                   ------------
                                 5,529,375                                                      1,271,143
                           ===============                                                   ============

     In March 2000, the Company's Board of Directors accelerated the vesting of certain stock options and made other modifications to the Plan for options held by employees of the discontinued operation that will no longer be LifeF/X employees after the date of the spin-off. The Company has accounted for this modification of terms and the increase in the intrinsic value of these stock options, which totaled $812,745. In addition, during the quarter ended March 31, 2000 (unaudited), the Company extended the exercise period for stock options held by a former employee of the discontinued operation. This modification of terms resulted in an expense of $145,399 (unaudited). These items, which totaled $958,144, were provided for in the accrued liability for estimated operating losses of the discontinued operation, established in the year ended December 31, 1999 and were applied to that account in the quarter ended March 31, 2000, with an offsetting increase in additional paid-in capital.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)


(7)  Commitments

     The Company has an exclusive, worldwide, perpetual license and support agreement for the use of certain continuum modeling technology in commercial applications, excluding professional, medical, engineering and scientific applications. The license requires quarterly license fees and monthly development fee payments to be made to the licensor. At December 31, 1999 LifeF/X had three quarterly license fee payments of $25,000 remaining. The development fee payments are $12,500 per month through October 2002. The Company has the option to extend the agreement for one or more additional one-year terms for an annual development fee of $200,000 (subject to adjustments for inflation).

     The Company conducts a portion of its discontinued operation in a leased facility under a lease expiring in 2007 and leases certain machinery and equipment under operating leases expiring at various dates through 2003. Rent expense on the facility and operating lease expense of its discontinued operation during disposal period is included in the provision for loss on disposal of discontinued operation. The Company is obligated under various capital leases for computer hardware and software equipment that expire at various dates during the next three years. Refer to note 3-Discontinued Operation and Spin Off Transaction.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)


   Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and lease payments for real estate, as well as future minimum capital lease payments as of December 31, 1999, including leases related to its discontinued operation, are as follows:

                                                                              Capital           Operating
                                                                              leases              leases
                                                                          ---------------    ---------------
     Year ending December 31:
      2000                                                               $        476,696          2,707,490
      2001                                                                        368,975          1,467,445
      2002                                                                        224,964            620,820
      2003                                                                         12,435            657,178
      2004                                                                          8,438            655,889
      Thereafter                                                                       --          2,222,740
                                                                          ---------------    ---------------
                 Total minimum lease payments                                   1,091,508   $      8,331,562
                                                                                             ===============
      Less amount representing interest                                           211,465
                                                                          ---------------
                 Present value of minimum capital lease payments                  880,043

      Less current installments of obligations under capital leases,
        included in net assets of discontinued operation - current                373,639
                                                                          ---------------
                 Obligations under capital leases, excluding current
                   installments, included in net assets of discontinued
                   operation - long-term                                 $        506,404
                                                                          ===============

     Total future minimum lease payments under the operating lease relating to the facility lease were $5,137,982.

     Facility rent expense and operating lease payments for the period ended December 31, 1997 (seven months) and for the years ended December 31, 1998 and 1999 was approximately $111,000, $2,596,000 and $3,342,000, respectively, which is included in loss from discontinued operation.

     During the quarter ended March 31, 2000, the Company entered into an office lease for its headquarters in Boston, Massachusetts. The lease has a five year term with monthly lease payments that total $240,000 (unaudited) per year for the five year term of the lease.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

(8)  Income Taxes

     The provision for income taxes consists of minimum franchise taxes for the state of California.

     The difference between the Company's U.S. Federal statutory income tax rate of 34%, as well as its state and local rate, net of a Federal benefit, when compared to its effective rate of zero is principally comprised of its valuation allowance.



     The components of the net deferred tax asset at December 31, 1998 and 1999 are presented below:

                                                                                     December 31,
                                                                          ----------------------------------
                                                                               1998               1999
                                                                          ---------------    ---------------
      Deferred tax assets:
        Net operating losses                                             $        793,497          6,081,024
        Credit carryforwards                                                       71,383            105,383
                                                                          ---------------    ---------------

             Gross deferred tax assets                                            864,880          6,186,407

       Less valuation allowance                                                  (864,880)        (6,186,407)
                                                                          ---------------    ---------------
            Deferred tax assets, net of valuation allowance              $             --                 --
                                                                          ===============    ===============


     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences and loss carryforwards become deductible. Due to the uncertainty as to whether the Company will realize the benefits of these deductible temporary differences, a full valuation allowance has been established as of December 31, 1998 and 1999.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)


     At December 31, 1999, the Company has net operating loss carry forwards for federal tax reporting purposes of approximately $17,000,000 which expire at various dates, primarily in years 2012 through 2019. The Company has research and experimentation credit carry forwards of approximately $105,000, which expire in 2019.

     The net operating loss and credit carryforwards may be subject to certain limitations due to changes in ownership, which may inhibit the Company's ability to use these carryforwards in the future.

(9)  Related Party Transactions

     (a)  Management Fees

          In connection with the initial capitalization of the Company discussed in note 1 - Summary of Significant Accounting Policies, Mirage contributed certain assets to the Company which included certain patent applications. The Company entered into an administrative services support agreement with Mirage which provides for a fee of $25,000 per month beginning November 1997. The agreement will expire on the earlier of October 31, 2002 or six months after a sale of the Company. The total amount owed to Mirage as of December 31, 1998 and 1999 was $246,000 and $445,000, respectively, which has been included in net assets of discontinued operation - long-term as of December 31, 1998 and 1999. In March 2000, the agreement was cancelled and Mirage agreed to forgive the accrued management fee of $445,000 (unaudited).

          On October 31, 1997, the Company entered into an administrative services agreement with Safeguard effective January 1, 1998 that provided for a monthly fee to Safeguard of 1.5% of net revenues subject to minimum and maximum annual payments of $100,000 and $600,000, respectively. This agreement has an initial term through December 31, 2002 and will continue thereafter unless terminated by either party. The agreement has been renegotiated to provide for a minimum annual payment of $50,000 for the year 2000, and will revert to the above schedule thereafter. The agreement will terminate early if the Company is sold. The total amount owed to Safeguard as of December 31, 1998 and 1999 was $324,497 and $535,692, respectively. Safeguard has agreed not to require payment for at least the next 12 months. The liability as of December 31, 1999 has been transferred to PTM Productions and has been included in net assets of discontinued operation - long-term as of December 31, 1998 and 1999 as it is related to the discontinued operation. All future amounts accruing under this contract after December 31, 1999 are related to the continuing operations and will be paid by the Company. At March 31, 2000, LifeF/X had an accrued liability of $12,500 (unaudited) for the management fee payable to Safeguard.

          In May 2000, Safeguard terminated the administrative services agreement with the Company, effective April 1, 2000.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

(b)  Safeguard

     Short-term notes payable to Safeguard consist of the following:

                                                                                     December 31,
                                                                          ----------------------------------
                                                                                1998               1999
                                                                          ---------------    ---------------
     Notes payable to Safeguard, payable on demand at an annual interest rate of prime (7.75% and 8.5% at December 31, 1998 and 1999,
      respectively) plus 1%, with interest payable monthly               $      1,000,000          2,775,000

     Demand note payable to Safeguard, payable upon demand, at an annual interest rate of prime (7.75% at December 31, 1998), plus 1%,
      payable at maturity                                                         700,000                 --
                                                                         ----------------    ---------------

                                                                        $       1,700,000          2,775,000
                                                                         ================    ===============

     The note payable balance at December 31, 1999 of $2,775,000 reflected above, represents Post September 30 Debt that is included in the Spin Off Assets and Liabilities transferred to PTM Productions subsequent to year end as discussed in note 3 - Discontinued Operation and Spin Off Transaction. Therefore, at December 31, 1999 this item was included in the net liabilities of discontinued operation - current.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

     Long-term notes payable to Safeguard consist of the following:

                                                                                    December 31,
                                                                         -----------------------------------
                                                                               1998               1999
                                                                         ----------------    ---------------
     Term note payable to Safeguard, interest payable monthly at the prime rate (7.75% at December 31, 1998), due the earlier of an
      initial public offering, sale of the Company or March 2001        $         600,000                 --

     Term note payable to Safeguard, interest payable monthly at the prime rate (7.75% at December 31, 1998), due the earlier of an
      initial public offering, sale of the Company or March 2001                1,500,000                 --
                                                                         ----------------    ---------------

                                                                        $       2,100,000                 --
                                                                         ================    ===============

     In March 1998, in conjunction with granting of a $1.5 million loan and a payment of $6,000, Safeguard was issued a warrant to purchase 600,000 shares of PTM common stock at an exercise price of $2.50 per share at any time between April 1, 1998 and April 2, 2005. As of the issuance date, the warrant was estimated to have a nominal fair value.

     In November 1998, in conjunction with the receipt of a note payable for $1.0 million, the Company issued a warrant to Safeguard to purchase 750,000 shares of the Company's common stock at an exercise price of $2.00 per share. This warrant had an expiration date of November 30, 2005. As of the issuance date, the fair value of the warrant was nominal.


     From January 1999 through September 1999, Safeguard provided unsecured loans to PTM totaling $9.5 million at an interest rate of prime plus 1%. The principal plus the accrued interest was payable on demand. In conjunction with these unsecured loans, the Company issued additional warrants to Safeguard to purchase 10,375,000 shares of common stock at an exercise price of $1.00 per share, bringing the total warrants outstanding to 11,725,000. These warrants had expiration dates ranging from February 2006 through August 2006.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

        Upon issuance, the Company estimated the fair value of the warrants using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.5%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock ranging from 20% to 60%, depending on the grant date, and a weighted-average expected life of the warrants of seven years. The range of values assigned to the warrants was $0.01 to $0.66 per share, and the total value assigned was $1,462,383. This amount was recorded as additional paid-in capital and as interest expense during the year ended December 31, 1999.

        In connection with the Merger, the warrants for 11,725,000 PTM shares held by Safeguard prior to the Merger carried forward on a share-for-share basis as warrants for common stock of LifeF/X. The warrants have a term of ten years (expiring December 2009), and are exercisable beginning December 14, 2000 (one year after the Merger), subject to certain early exercise events specified in the warrants. 50% of the PTM warrants held by Safeguard were carried forward as warrants to purchase 5,862,500 shares of LifeF/X common stock at an exercise price of $2.50 per share and the remaining 50% to purchase 5,862,500 shares of LifeF/X common stock at $5.00 per share. In addition, Safeguard received warrants to purchase 5,862,500 shares of LifeF/X common stock at an exercise price of $6.00 per share.

        The total number of shares of LifeF/X common stock that are subject to exercise under the warrants held by Safeguard after the Merger amounts to 27,794,250 shares of LifeF/X common stock.


(10) 401(k) Plan

     The Company has a retirement plan under Section 401(k) of the Internal Revenue Code (the Plan). The terms of the Plan provide that employees over 21 years of age who have completed at least six months of employment are eligible to participate in the Plan. Contributions to the Plan by the employees are set aside in a separate trust. The Company makes matching contributions at 25% of the first 6% of each employee's contribution and may discontinue matching contributions at any time. For the period ended December 31, 1997 (seven months) and the years ended December 31, 1998 and 1999, the Company made contributions to the Plan of approximately $12,000, $93,000 and $85,000, respectively.

                         LIFEF/X, INC. AND SUBSIDIARY

                         (A Development Stage Company)

                  Notes to Consolidated Financial Statements

                          December 31, 1998 and 1999

(Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

(11) Severance Obligation

     Certain of the Company's employees are covered under a collective bargaining agreement, under which the Company must provide for severance payments to be paid to these employees based on qualified years of service. The Company has a severance liability recorded of $523,199 and $517,071 at December 31, 1998 and 1999, respectively, which has been included in net assets of discontinued operation - long-term.


(12) Contingencies

     The Company is involved in legal proceedings with outside parties involving routine business matters. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial condition or results of operations.

                                 LIFEF/X, INC.



                               __________________

                                   PROSPECTUS

                               __________________

                                    PART II

Item 24.   Indemnification of Directors and Officers

  The Company's Articles of Incorporation includes provisions which limit the liability of our directors. As permitted by applicable provisions of the Nevada Law, directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to the Company or our stockholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of the Company or our stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to the Company or our stockholders, or that show a reckless disregard for duty to the Company or our stockholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Company or our stockholders, or (iii) based on transactions between the Company and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Nevada Law. This limitation of directors' liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission. In addition, the Company has granted contractual indemnification rights to (a) its director, Robert Verratti, under an indemnification agreement dated as of December 14, 1999, (b) its director Ian Hunter under his consulting agreement and (c) its executive officers Lucille Salhany, Michael Rosenblatt and Serge Lafontaine under their respective employment agreements.

  The Company has been advised that it is the position of the Commission that insofar as the provision in the Company's Articles of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 25.   Other Expenses of Issuance and Distribution

  Lifef/x, Inc. is not issuing any Common Stock under this Registration Statement. All Common Stock registered pursuant to this Registration Statement is being registered on behalf of Selling Securityholders. Lifef/x, Inc. has agreed to pay all costs of this Registration Statement. The estimated expenses for the distribution of the Common Stock registered hereby, other than underwriting commissions, fees and Representative's nonaccountable expense allowance are set forth in the following table:


Item                                                                                                 Amount
  SEC Registration Fee..........................................................................     $129,434
  Transfer Agent Fees...........................................................................          500
  Legal Fees....................................................................................      100,000
  Accounting Fees...............................................................................       50,000
  Printing and Engraving Costs..................................................................       60,000
  Miscellaneous.................................................................................       10,000
        Total...................................................................................     $349,934

Item 26.      Recent Sales of Unregistered Securities

  The following is information for all securities sold by Lifef/x, Inc., Fin Sports, U.S.A., Inc. or Pac Title/Mirage, Inc. within the past three years without registering the securities under the Securities Act:

December 1999/February 2000 Fin Sports U.S.A./Lifef/x, Inc. $18 million Private Placement

  In order to raise capital, the Company executed a private placement for up to $18 million of the Company's units at a price of $3.00 per unit. Each unit consisted of one share of the Company's Common Stock and a warrant to purchase .01 shares of the Company's Common Stock at an exercise price of $7.50 per share. The private placement was fully subscribed and we received all funds. By December 31, 1999, the Company or its escrow agent had received over $17,000,000 in proceeds from the private placement. The Company issued 6,000,000 shares of Common Stock and warrants for 60,003 shares of Common Stock at two closings, which occured on December 14, 1999 and February 2, 2000. All shares of Common Stock sold in the private placement and all shares of Common Stock which would be issued on exercise of warrants sold in the private placement are being registered pursuant to this Registration Statement.

  The principal terms of this private placement of securities were:

  Dates of Sale - first closing on December 14, 1999 and second closing on February 2, 2000

  Title of Securities - Common Stock and warrants to purchase common stock for $7.50 per share

  Amount Sold - 6,000,000 shares of Common Stock and warrants to purchase 60,000 shares

  Names of Principal Underwriters - MG Securities and Axiom Capital Management


  Persons or Class of Persons to Whom Sold - accredited investors

  Total Offering Price - $18,000,000

  Total Underwriting Commissions - $616,220

  Exemption From Registration Under Federal Securities Laws - Rule 506 of Regulation D

Formation of Pac Title/Mirage

  In Pac Title/Mirage's capitalization on October 30, 1997, it issued 8 million shares of Series A Preferred Stock (par value $1.00 per share) to Mirage Technologies LP and 25 shares of common stock to Mirage Technologies, Inc. (the general partner of Mirage Technologies LP) in exchange for Mirage Technologies' contribution of technology and $8 million of Series B Preferred Stock (par value $1.00 per share) and 75 shares of common stock to Safeguard Scientifics, Inc. in exchange for $8,000,000 in cash.

  The other principal terms of this private placement of securities were:

  Date of Sale - October 30, 1997

  Names of Principal Underwriters - None

  Total Underwriting Commissions - None

  Exemption From Registration Under Federal Securities Laws - Federal Securities Act Section 4(2)

  Issuance of Pac Title/Mirage Warrants to Safeguard Scientifics, Inc. as Inducement to Safeguard Scientifics, Inc.'s to Make Loans to Pac Title/Mirage


  Pac Title/Mirage incurred losses from its inception. Safeguard, which owned approximately 49% of Pac Title/Mirage, loaned Pac Title/Mirage significant amounts to support its operations. From the time of Pac Title/Mirage's formation in 1997 until September 30, 1999, Safeguard Scientifics, Inc. and its affiliates (collectively, "Safeguard") loaned it a total of $13,325,000. Safeguard's consideration for making these loans included warrants to purchase common stock of Pac Title/Mirage at exercise prices ranging from $1.00 to $2.50 per share. These warrants were subsequently converted into warrants to purchase common stock of Lifef/x, Inc. as part of the merger transaction with Fin Sports as more fully described in "Business."

  Issuance date, number of shares, exercise price, expiration date and loans made are set forth on the following table:

                                                                                          Amount of
                                                                                      Safeguard Loan to
      Date                Number              Exercise             Expiration         Pac Title/Mirage           Interest
     Issued              of Shares              Price                 Date                                         Rate


    10/31/97                   -                 -                  -            $600,000       Prime + 1%
      4/2/98             600,000             $2.50            3/31/05          $1,500,000       Prime + 1%
    11/24/98             750,000             $2.00           11/30/05          $1,000,000       Prime + 1%
    12/28/98           1,000,000             $1.00             1/1/06          $1,000,000       Prime + 1%
     1/13/99           1,000,000             $1.00             2/1/06          $1,000,000       Prime + 1%
      2/3/99           1,000,000             $1.00             3/1/06          $1,000,000       Prime + 1%
     2/22/99           1,000,000             $1.00             3/1/06          $1,000,000       Prime + 1%
     3/12/99           1,000,000             $1.00             4/1/06          $1,000,000       Prime + 1%
     4/19/99           1,500,000             $1.00             5/1/06          $1,500,000       Prime + 1%
      6/3/99             875,000             $1.00             7/1/06          $  875,000       Prime + 1%
     6/16/99             400,000             $1.00             7/1/06          $  400,000       Prime + 1%
     6/22/99             700,000             $1.00             7/1/06          $  700,000       Prime + 1%
     7/30/99             750,000             $1.00             8/1/06          $  750,000       Prime + 1%
     8/12/99           1,150,000             $1.00            8/13/06          $1,000,000       Prime + 1%

  The other principal terms of this private placement of securities were:

  Title of Securities - warrants to purchase common stock

  Names of Principal Underwriters - none

  Total Underwriting Commissions - none

  Exemption From Registration Under Federal Securities Laws - Federal Securities Act Section 4(2)

Conversion of Safeguard's Pac Title/Mirage Warrants, Safeguard's Pac Title/Mirage Stock and Certain Debt Owed to Safeguard By Pac Title/Mirage Into Lifef/x, Inc. Warrants

The principal terms of this portion of the merger transaction were:

  Date of Exchange - December 14, 1999

  Title of Securities - warrants to purchase Lifef/x, Inc. common stock at prices ranging from $0.01 per share to $6.00 per share as more fully set forth in the table below:

  Pac Title/Mirage Securities Tendered by Safeguard:

     Warrants to purchase 600,000 shares at $2.50 per share
     Warrants to purchase 750,000 shares at $2.00 per share
     Warrants to purchase 10,375,000 shares at $1.00 per share
     Demand notes in an aggregate principal amount of $__________________ and interest in the aggregate amount of $___________________.
     7,680,000 shares of Pac Title/Mirage Series B Preferred Stock
     75 shares of Pac Title/Mirage common stock

  Lifef/x Securities Issued to Safeguard in Exchange for Safeguard's Pac Title/Mirage Securities.

     2,194,113 shares of Lifef/x, Inc. common stock
     Warrants to purchase 5,862,500 shares at $6.00 per share Warrants to purchase 5,862,500 shares at $5.00 per share Warrants to purchase 5,862,500 shares at $2.50 per share Warrants to purchase 10,203,417 shares at $0.01 per share

  Names of Principal Underwriters - none

  Total Underwriting Commissions - None

  Exemption From Registration Under Federal Securities Laws - Federal Securities Act Section 4(2)

Conversion Into Lifef/x, Inc. Common Stock of Pac Title/Mirage Stock Owned by Shareholders Other Than Safeguard

  The principle terms of this portion of the merger transaction were:

     Date of Exchange:  December 14, 1999

     Names of Principal Underwriters:  None

     Total Underwriting Commissions:  None

     Exchange of Securities: Each share of Pac Title/Mirage Common Stock (25 total) and each share of Pac Title/Mirage Class A Preferred Stock (8,000,000 total) was converted into 1.0937432 shares of Lifef/x, Inc. Common Stock.

  Exemption From Registration Under Federal Securities Laws - Federal Securities Act Section 4(2)

Item 27.      Exhibits

 Exhibit
 Number                                                  Description
   2.1      Agreement and Plan of Merger by and among Fin Sports U.S.A., Inc., PTM Acquisition Corp. and
            Pacific Title/Mirage, Inc. dated December 14, 1999 (incorporated by reference to Form 8-K filed by
            Lifef/x, Inc. on December 15, 1999)

   3.1      Amendment to Bylaws of Fin Sports U.S.A., Inc.  (incorporated by reference to Registration Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

   3.2      Articles of Incorporation of Lifef/x, Inc. (incorporated by reference to Form 10-KSB filed by
            Lifef/x, Inc. on March 30, 2000)

   3.3      Bylaws of Lifef/x, Inc. (incorporated by reference to Form 10-KSB filed by Lifef/x, Inc. on March 30,
            2000)

   4.1      Registration Rights Agreement Dated December 14, 1999  (incorporated by reference to Registration
            Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

   4.2      Fin Sports U.S.A., Inc. Subscription Agreement (incorporated by reference to Registration Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

   5.1      Legal Opinion of Branden T. Burningham,  Esq. (incorporated by reference to Registration Statement on
            Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.1      Employment Agreement dated December 1, 1999 re: Serge  LaFontaine (incorporated by reference to
            Registration Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.2      Employment Agreement dated December 1, 1999 re: Michael  Rosenblatt (incorporated by reference to
            Registration Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.3      Employment Agreement dated December 1, 1999 re: Lucille  Salhany (incorporated by reference to
            Registration Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.4      Consulting Agreement dated January 4, 2000 re: Ian Hunter  (incorporated by reference to Registration
            Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.5      Lifef/x, Inc. 1999 Long-Term Incentive Plan including Amendment  (incorporated by reference to
            Registration Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.6      Technologies License, Development, Consulting and Collaboration Agreement between Auckland
            UniServices Limited and Pacific Title/Mirage, Inc. effective as of November 1, 1997

  10.7      Indemnification Agreement dated December 14, 1999  (incorporated by reference to Registration
            Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.8      Security Agreement dated March 20, 2000  (incorporated by reference to Registration Statement on Form
            SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.9      Assignment and Assumption Agreement dated December 14, 1999  (incorporated by reference to
            Registration Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.10     General Bill of Sale, Assignment and Assumption Agreement dated March 20, 2000  (incorporated by reference to Registration Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.11     Software License Agreement dated March 20, 2000  (incorporated by reference to Registration Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.12     Indemnification Agreement dated December 14, 1999 re: Robert Verratti  (incorporated by reference to
            Registration Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.13     Lock-Up/Leak-Out Agreement dated December 14, 1999  (incorporated by reference to Registration
            Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.14     Massachusetts Office Lease dated March 16, 2000  (incorporated by reference to Registration Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  10.15     Asset Purchase Agreement dated October 8, 1997 among Pacific Title and Art Studio, Pacific Title and
            Mirage, Inc., Safeguard Scientifics, Inc. and Mirage Technologies, Limited Partnership

  16.1      Letter of Mantyla McReynolds, a Professional Corporation dated December 7, 1999 (incorporated by reference to Form 8-K filed by Lifef/x, Inc. on December 15, 1999)

  21.1      Subsidiaries of  Registrant (incorporated by reference to Registration Statement on Form SB-2 filed by Lifef/x, Inc. on March 21, 2000)

  23.1      Consent of KPMG LLP

  23.2      Consent of Branden T. Burningham, Esq.

  23.3      Consent of Loeb & Loeb LLP

  24.1      Power of Attorney  (incorporated by reference to Registration Statement on Form SB-2 filed by
            Lifef/x, Inc. on March 21, 2000)

  24.2      Certified Resolutions of the Board of Directors Dated March 16, 2000 Authorizing Signature of the
            Lifef/x, Inc. Form SB-2 Registration  Statement  and amendments to the Registration Statement by
            Power of Attorney (incorporated by reference to Registration Statement on Form SB-2 filed by Lifef/x,
            Inc. on March 21, 2000)

  27.1      Financial Data Schedule (incorporated by reference to Registration Statement on Form SB-2 filed by
            Lifef/x, Inc. on March 21, 2000)


Item 28.   Undertakings

  The undersigned Registrant hereby undertakes as follows:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement.

        (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (3) For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

        (4) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Boston, State of Massachusetts, on the 17th day of May, 2000.



                                  Lifef/x, Inc.


                                  By: /s/   Lucille S. Salhany
                                     ----------------------------------
                                             Lucille S. Salhany
                                      Co-President and Chief Executive Officer



                       Signature                                         Title                           Date
                       ---------                                      ---------                        ------

/s/   Lucille S. Salhany                                  Co-President, Chief Executive              May 17, 2000
--------------------------------                          Officer and Director
Lucille S. Salhany

/s/   Michael Rosenblatt                                  Co-President and Chairman of the           May 17, 2000
--------------------------------                          Board
   Michael Rosenblatt
   By /s/   Lucille S. Salhany
     Lucille S. Salhany, Attorney-In-Fact

/s/   Richard A. Guttendorf, Jr.                          Chief Financial Officer Secretary          May 17, 2000
--------------------------------                          and Director
   Richard A. Guttendorf, Jr.
   By /s/   Lucille S. Salhany
     Lucille S. Salhany, Attorney-In-Fact

/s/   Dr. Ian Hunter                                      Director                                   May 17, 2000
--------------------------------
   Dr. Ian Hunter

   By /s/   Lucille S. Salhany
     Lucille S. Salhany, Attorney-In-Fact

/s/   Robert Verratti                                     Director                                   May 17, 2000
--------------------------------
   Robert Verratti

   By /s/   Lucille S. Salhany
--------------------------------
     Lucille S. Salhany, Attorney-In-Fact

/s/   DR. Steven J. Andriole                              Director                                   May 17, 2000
--------------------------------
   Steven J. Andriole
   By /s/   Lucille S. Salhany
     Lucille S. Salhany, Attorney-In-Fact

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                                      II-9